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This document and the related letter of acceptance and transmittal is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

These offers have not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the offers or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

OFFERS TO PURCHASE

all of the outstanding shares of Common Stock and

all of the outstanding shares of Class A Common Stock

of

FRISCO BAY INDUSTRIES LTD.
at
U.S.$15.25 in cash per share
by
6181708 CANADA INC.,
an indirect wholly owned subsidiary of
THE STANLEY WORKS

These offers by 6181708 Canada Inc. (the "Offeror"), an indirect wholly owned subsidiary of The Stanley Works ("Stanley" or "Parent"), to purchase (the "Common Shares Offer") all of the outstanding shares of Common Stock (the "Common Shares") and to purchase (the "Class A Shares Offer" and, together with the Common Shares Offer, the "Offers") all of the outstanding shares of Class A Common Stock (the "Class A Shares" and, together with the Common Shares, the "Shares") of Frisco Bay Industries Ltd. ("Frisco Bay" or the "Company") will be open for acceptance until 12:01 a.m., Montreal time, on March 9, 2004, unless the Offers are extended or withdrawn by the Offeror (the "Expiry Time").

The Class A Shares Offer is conditioned on the Offeror acquiring Common Shares pursuant to the Common Shares Offer. The Common Shares Offer is conditioned on, among other things, there being validly deposited and not withdrawn under the Offers (i) at least 66 2/3% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer) and 100% of the outstanding Class A Shares and (ii) at least a majority (calculated on a fully diluted basis) of the outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer but excluding any Common Shares which would not be eligible to be voted in connection with the minority approval of any subsequent acquisition transaction as provided in the "going private transactions" provisions of Policy Q-27 of the Quebec Securities Commission ("Policy Q-27"). Based on the outstanding Shares as of January 19, 2004, the Offeror believes that the condition set forth in clause (ii) will be satisfied if the condition set forth in clause (i) is satisfied. The conditions of the Offers are set forth in Section 4 of the Offers To Purchase entitled "Conditions of the Offers."

The Board of Directors of the Company has unanimously approved the Offers, the Support Agreement dated January 19, 2004 among Stanley, the Offeror and the Company (the "Support Agreement") and the transactions contemplated thereby and has unanimously recommended that the holders of Shares accept the Offers. Pursuant to the Support Agreement, the Company has agreed to support the Offers.

        (continued on next page)

The Dealer Manager for the Offers is:

UBS Securities LLC

January 30, 2004

The Offeror has agreed with the Company that under no circumstances will it take up and pay for the (i) Class A shares deposited under the Class A Shares Offer unless it also takes up and pays for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Shares Offer.

On January 16, 2004, the last trading day on which the Common Shares traded immediately prior to the announcement by the Company and Parent of the Offers, the last reported sale price of the Common Shares on the Nasdaq SmallCap Market was U.S.$11.50. On January 29, 2004, the last trading day on which the Common Shares traded immediately prior to the commencement of the Offers, the last reported sale price of the Common Shares on the Nasdaq SmallCap Market was U.S.$15.11. The Offers represent a premium of 33% and 0.93%, respectively, over these last reported sale prices.

Each of the directors of the Company, other than members of the Company's special committee formed to evaluate the Offers, and all of the executive officers of the Company, together with each holder of the Class A Shares, including members of senior management, has entered into an agreement to deposit their Shares (including any Common Shares that may become outstanding pursuant to the exercise prior to the Expiry Time of existing options and stock appreciation rights) under the Offers. These holders of Common Shares and Class A Shares are referred to herein as the "Locked-Up Holders," and their agreement to deposit their Shares is referred to herein as the "Lock-Up Agreement." Pursuant to the Lock-Up Agreement, the Locked-Up Holders have, among other things, agreed to deposit under the Offers, 799,567 Class A Shares, 2,000 Common Shares and any Common Shares which may become outstanding pursuant to the exercise prior to the Expiry Time of options and stock appreciation rights held by such Locked-Up Holders, representing 100% of the Class A Shares and approximately 30% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer).

Holders of Shares who wish to accept the Common Shares Offer or the Class A Shares Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal (printed on blue paper) and deliver it, together with certificates representing their Common Shares or Class A Shares, respectively, in accordance with the instructions in the Letter of Acceptance and Transmittal. A holder of Common Shares may also accept the Common Shares Offer by following the procedures for book-entry transfer set forth in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Letters of Acceptance and Transmittal." Finally, holders of Common Shares may accept the Common Shares Offer by following the procedures for guaranteed delivery set forth in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Procedure for Guaranteed Delivery" and using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof. Any holder whose Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the holder of Common Shares desires to deposit such Common Shares.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this document. Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Information Agent or from brokers, dealers, commercial banks or trust companies. In addition, French language versions of these documents are available and may be obtained without charge from the Information Agent. On peut également obtenir sans frais une version française de ces documents en s'adressant à l'agent d'information.

The Common Shares Offer is made only for Common Shares and is not made for any options or stock appreciation rights. Any holder of options who wishes to accept the Common Shares Offer should (i) exercise the options in order to obtain certificates representing Common Shares and deposit them in accordance with the Common Shares Offer or (ii) follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." Any holder of stock appreciation rights who wishes to exercise such rights in connection with the Offers should follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." The Company has agreed not to issue any Common Shares in respect of any exercises of stock appreciation rights.

This document does not constitute an offer or a solicitation to any individual or entity in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of one of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offers to holders of Shares in any such jurisdiction.

EXCHANGE RATE INFORMATION

        All dollar references in the Offers To Purchase and the Circular are in Canadian dollars, unless otherwise indicated. The following table sets forth, for the dates indicated, the noon rates of exchange presented as Canadian dollars per U.S.$1.00, based on the rate quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00 (the "Noon Rates").

April 30, 2001	1.5360
July 31, 2001	1.5310
October 31, 2001	1.5905
January 31, 2002	1.5915
April 30, 2002	1.5681
July 31, 2002	1.5845
October 31, 2002	1.5610
January 31, 2003	1.5286
April 30, 2003	1.4336
July 31, 2003	1.4074
October 31, 2003	1.3195

        On January 29, 2004, the Noon Rate was U.S.$1.00 = Cdn.$1.3339.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in the accompanying Circular under "Background to the Offers" and "Purpose of the Offers and Plans for the Company," in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

TABLE OF CONTENTS

SUMMARY TERM SHEET		7
DEFINITIONS		15
INTRODUCTION		21
OFFERS TO PURCHASE		24
1.	The Offers	24
2.	Time for Acceptance	24
3.	Manner of Acceptance	24
4.	Conditions of the Offers	30
5.	Extension and Variation of the Offers	33
6.	Withdrawal of Deposited Shares	36
7.	Payment for Deposited Shares	38
8.	Return of Deposited Shares	39
9.	Mail Service Interruption	39
10.	Dividends and Distributions; Liens	39
11.	Notices and Delivery	40
12.	Other Terms of the Offers	41
CIRCULAR		43
1.	The Offeror and Parent	43
2.	The Company	44
3.	Options and SARs	46
4.	Background to the Offers	46
5.	Agreements Relating to the Offers	48
6.	Purpose of the Offers and Plans for the Company	60
7.	Source of Funds	61
8.	Beneficial Ownership of and Trading in Securities	61
9.	Information Concerning the Company and the Securities of the Company	62
10.	Effect of the Offers on the Market for Common Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations and Public Disclosure by the Company	63

11.	Commitments to Acquire Equity Shares	65
12.	Arrangements, Agreements or Understandings	65
13.	Regulatory Matters	69
14.	Acquisition of Shares Not Deposited	69
15.	Material Canadian Federal Income Tax Considerations	72
16.	Material United States Federal Income Tax Considerations	77
17.	Material Changes and Other Information	78
18.	Financial Advisor, Dealer Manager, Information Agent, Depositary and Canadian Forwarding Agent	78
19.	Legal Matters	79
20.	Offerees' Statutory Rights	79
21.	Directors' Approval	79
22.	Miscellaneous	79
CONSENT		80
APPROVAL AND CERTIFICATE		81
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR, PARENT AND STANLEY CANADA		I-1

SUMMARY TERM SHEET

        6181708 Canada Inc., an indirect wholly owned subsidiary of The Stanley Works, is offering to purchase all of the outstanding Common Shares and Class A Shares of Frisco Bay Industries Ltd. for U.S.$15.25 per Share, net to you in cash. The following are some of the questions you, as a holder of Shares, may have and answers to those questions. We urge you to read carefully the remainder of the Offers To Purchase and the Letter of Acceptance and Transmittal in order to educate yourself on the details of the Offers because these documents contain more lengthy discussions of the information contained in this summary term sheet. Additional important information is contained in the remainder of the Offers To Purchase and the Letter of Acceptance and Transmittal. The information concerning Frisco Bay contained herein and in the Offers To Purchase and the Circular has been provided to us by Frisco Bay or has been taken from or is based on publicly available documents or records of Frisco Bay on file with the United States Securities and Exchange Commission, Canadian securities regulatory authorities and other public sources at the time of the Offers, unless otherwise indicated, and has not been independently verified by us. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

Who Is Offering to Buy My Shares?

        The Offeror is 6181708 Canada Inc. We were incorporated pursuant to the CBCA on January 14, 2004 and are a wholly owned subsidiary of Stanley Canada Corporation ("Stanley Canada"). We have carried on no business other than in respect of the Offers.

        Stanley Canada is a company organized pursuant to the Companies Act (Nova Scotia) and is an indirect wholly owned subsidiary of Stanley. Stanley Canada is engaged in the distribution and sale of hand tools, hardware and fastening products, the manufacture, distribution and sale of home décor products, entry doors and mechanics tools and the supply and installation of automatic doors.

        Stanley is a corporation organized under the laws of the State of Connecticut. Stanley is a worldwide producer of tools and door products for professional, industrial and consumer use. See Section 1 of the Circular entitled "The Offeror and Parent." Pursuant to the Support Agreement, Stanley has agreed to cause the Offeror to make the Offers.

        None of us, Stanley Canada or Stanley or any of our respective associates and affiliates owns any Common Shares or Class A Shares.

What Are the Classes and Amounts of Shares Sought in the Offers?

        We are seeking to purchase all of the outstanding Common Shares and Class A Shares of Frisco Bay, being all of the outstanding Shares. See the "Introduction" to the Offers To Purchase and Section 1 of the Offers To Purchase entitled "The Offers."

What is the Purpose of the Offers?

        The purpose of the Offers is to enable us to acquire all of the Common Shares and Class A Shares of Frisco Bay.

How Much Are You Offering to Pay and What Is the Form of Payment?

        We are offering to pay U.S.$15.25 per Share, net to you, in cash.

Are There Any Agreements Relating to the Offers?

        On January 19, 2004, Frisco Bay entered into the Support Agreement with Stanley and us. The Support Agreement sets forth the terms and conditions upon and subject to which the Offers are to be made. Pursuant to the Support Agreement, Frisco Bay agreed to a non-solicitation covenant and to support the Offers. See Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement."

        On January 19, 2004, all of the directors of the Company, other than members of the Frisco Bay special committee of directors formed to evaluate the Offers, all of the executive officers of the Company and all of the holders of the Class A Shares, including members of senior management, entered into a Lock-Up Agreement with Stanley and us. Pursuant to the Lock-Up Agreement, these directors, executive officers and holders of Class A Shares have, among other things, agreed to deposit under the Offers all of the Common Shares and Class A Shares owned by them, including any Common Shares that may become outstanding pursuant to the exercise prior to the Expiry Time of existing options and stock appreciation rights. Simultaneously with entering into the Lock-Up Agreement, the directors, executive officers and holders of Class A Shares subject to the Lock-Up Agreement represented that they are, in the aggregate, beneficial owners of 799,567 Class A Shares, 2,000 Common Shares and in-the-money options to purchase 88,500 Common Shares, representing 100% of the Class A Shares and approximately 30% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer). See Section 5 of the Circular entitled "Agreements Relating to the Offers—Lock-Up Agreement."

Will I Have to Pay Any Fees or Commissions?

        If you are the record owner of your Shares and you deposit your Shares to us in the Offers, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker deposits your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to the Offers To Purchase and Section 18 of the Circular entitled "Financial Advisor, Dealer Manager, Information Agent, Depositary and Canadian Forwarding Agent."

Do You Have the Financial Resources to Make Payment?

        Yes. Stanley has agreed to provide us with approximately U.S.$45.8 million, which we will use to purchase all Shares validly deposited and not withdrawn in the Offers. Stanley anticipates obtaining all of these funds from existing cash resources, including its commercial paper facilities. See Section 7 of the Circular entitled "Source of Funds."

Is Your Financial Condition Relevant to My Decision to Deposit Shares in the Offers?

        We do not think our financial condition is relevant to your decision whether to deposit Shares and accept the Offers because:

•
the Offers are being made for all outstanding Shares;

•
the Offers are solely for cash; and

•
the Offers are not subject to any financing condition.

        Also, if we take up and pay for Shares validly deposited under the Offers, we intend to acquire the remaining Common Shares by way of a statutory compulsory acquisition or, if such right of compulsory acquisition is not available or we elect not to pursue such right, by other means, such as a statutory arrangement, amalgamation, capital reorganization or other transaction involving Frisco Bay and us for an amount that equals U.S.$15.25 per Share, net to the seller in cash. See Section 14 of the Circular entitled "Acquisition of Shares Not Deposited."

How Long Do I Have to Decide Whether to Deposit Shares in the Offers?

        Unless the Offers are extended, you will have until 12:01 a.m., Montreal time, on March 9, 2004 to decide whether to deposit your Shares in the Offers. If you cannot deliver everything that is required in order to make a valid deposit of Common Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in the Offers To Purchase. Class A Shares may not be deposited using the guaranteed delivery procedures. See Section 3 of the Offers To Purchase entitled "Manner of Acceptance."

Can the Offers Be Extended And, If They Are Extended, How Will I Be Notified?

        Subject to our obligation to provide for cure periods as described in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Extension of Expiry Time," we may, in our sole discretion, elect to extend the Offers at any time before the previously scheduled Expiry Time. We may also elect to provide a "subsequent offering period" for the Offers. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased Shares deposited during the Offers during which holders of Shares may deposit their Shares and receive the consideration paid under the Offers. As of the date hereof, we do not currently intend to include a subsequent offering period, although we reserve the right to do so. If we extend the Offers, we will give notice of such extension to Georgeson Shareholder Communications, Inc., the information agent for the Offers, and the information agent will deliver notice of such extension to every Person to whom the Offers To Purchase and Circular was required to be delivered and whose Shares were not taken up at the date of the extension and as otherwise required by law. We will also make a public announcement of the extension by issuing a press release. If we decide to provide a subsequent offering period, we will notify holders of Shares when we announce the results of the Offers. See Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers."

Will There Be a Subsequent Offering Period?

        We may, subject to certain conditions, make available a subsequent offering period under the Offers by extending such Offers on one occasion for a period of at least 10 calendar days and not to exceed 20 business days. To comply with the applicable laws of the United States and Canada, during the subsequent offering period we will immediately accept for payment all deposits of Shares. Except as described in Section 6 of the Offers To Purchase entitled "Withdrawal of Deposited Shares," no withdrawal rights will apply during the subsequent offering period with respect to Shares deposited under the Offers which have been taken up at the date the notice of the subsequent offering period is given or with respect to Shares deposited during the subsequent offering period which have subsequently been taken up. See Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers."

What Are the Most Significant Conditions to the Offers?

        The Class A Shares Offer is conditioned on our acquiring Common Shares in the Common Shares Offer. The Common Shares Offer is conditioned on, among other things, there being validly deposited and not withdrawn under the Offers (i) at least 66 2/3% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer) and 100% of the outstanding Class A Shares and (ii) at least a majority (calculated on a fully diluted basis) of the outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer but excluding any Common Shares which would not be eligible to be voted in connection with the minority approval of any subsequent acquisition transaction as provided in the "going private transactions" provisions of Policy Q-27. Based on the outstanding Shares as of January 19, 2004, the Offeror believes that the condition set forth in clause (ii) will be satisfied if the condition set forth in clause (i) is satisfied.

        We have agreed with the Company that under no circumstances will we take up and pay for (i) Class A Shares deposited under the Class A Shares Offer unless we also take up and pay for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless we also take up and pay for the Class A Shares deposited under the Class A Shares Offer.

        The Offers are also subject to a number of other conditions. For a description of those conditions and a full description of the conditions listed above, see Section 4 of the Offers To Purchase entitled "Conditions of the Offers."

How Do I Deposit My Shares?

        To deposit Shares, you must deliver the certificates representing your Shares, together with a completed and duly executed Letter of Acceptance and Transmittal and any other documents required by the Letter of Acceptance and Transmittal, to Computershare Trust Company of New York, the depositary for the Offers, or Computershare Trust Company of Canada, the Canadian forwarding agent for the Offers, not later than the time that the Offers expire. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), the Shares can be deposited by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary or Canadian forwarding agent by the expiration of the Common Shares Offer, you may still participate in such Common Shares Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days after the date on which the Offers expire. For the deposit to be valid, however, the depositary must receive the missing items within that three trading day period. Class A Shares may not be deposited using the guaranteed delivery procedures. See Section 3 of the Offers To Purchase entitled "Manner of Acceptance."

Until What Time Can I Withdraw Previously Deposited Shares?

        You can withdraw Shares at any time that your Shares have not been accepted for payment and at any time if Shares accepted for payment have not been paid for within three business days thereafter and, as required by the United States federal securities laws. In addition, if we have not agreed to accept your Shares for payment by March 29, 2004, you can withdraw them at any time thereafter as long as we have not yet accepted Shares for payment. See Section 6 of the Offers To Purchase entitled "Withdrawal of Deposited Shares."

How Do I Withdraw Previously Deposited Shares?

        To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary or the Canadian forwarding agent while you still have the right to withdraw the Shares. If you deposited your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 6 of the Offers To Purchase entitled "Withdrawal of Deposited Shares."

When and How Will I be Paid for My Deposited Shares?

        Subject to the terms and conditions of the Offers, we will accept for payment and pay for all validly deposited and not withdrawn Shares promptly after the Expiry Time, and in any event the Support Agreement requires us to do so not later than three business days after the time at which the Offeror becomes entitled to take up such Shares under the Offers under applicable law. We will pay for your validly deposited and not withdrawn Shares by depositing the purchase price with Computershare Trust Company of New York, the depositary for the Offers, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for deposited Shares will be made only after timely receipt by the depositary or the Canadian forwarding agent of certificates for such Shares (or, in the case of Common Shares, of a confirmation of a book-entry transfer), a properly completed and duly executed letter of acceptance and transmittal (or, in the case of Common Shares, agent's message if the transfer is made by book-entry transfer) and any other required documents for such Shares. See Section 3 of The Offers To Purchase, "Manner of Acceptance."

May Frisco Bay Solicit Bids from Other Potential Bidders?

        No. Under the Support Agreement, Frisco Bay has agreed not to solicit any proposals or offers from any other person, or to participate in any discussions, provide information, enter into any agreement or otherwise cooperate with any other person in relation to any offer, merger or other acquisition proposal. However, the Board of Directors of Frisco Bay is not prevented from responding to any bona fide unsolicited acquisition proposal received by it if the Board determines in good faith that it is reasonably likely to be completed in a timely manner, that adequate financing arrangements for it are or are likely to be available and that it would result in a more favourable transaction from a financial point of view. Frisco Bay must also provide us with the opportunity to revise the terms of our Offers before responding or entering into any agreement with respect to such a proposal. For a more detailed description of the restrictions on Frisco Bay with respect to such proposals, see Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement."

When May the Support Agreement be Terminated?

        Frisco Bay may terminate the Support Agreement in a number of circumstances, including by mutual consent, where the Offers are not mailed to holders of Shares or the Shares deposited under the Offers are not taken up and paid for within specified time periods, if we have committed an uncured breach of the provisions of the Support Agreement, the Offers expire or are withdrawn, or if any law, order or ruling comes into effect that would prevent the transaction from being completed. Frisco Bay may also terminate the agreement where the Board of Directors of Frisco Bay has received a bona fide acquisition proposal from another bidder if it determines in good faith that it is reasonably likely to be completed in a timely manner, that adequate financing arrangements for it are or are likely to be available for it and that it would result in a more favourable transaction from a financial point of view, and after we have been provided with the opportunity to revise the terms of our Offers, such acquisition proposal remains a more favorable transaction following such opportunity and Frisco Bay has paid us a break fee.

        Subject to our obligation to provide for cure periods as described in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Extension of Expiry Time," we may terminate the Support Agreement in a number of circumstances, including where Frisco Bay has committed an uncured breach of the provisions of the Support Agreement, where any condition of the Offers is not satisfied or waived as of the Expiry Time (including the condition regarding the required minimum number of Shares to be deposited under the Offers), where an uncured material adverse change with respect to Frisco Bay has occurred, or where any law, order or ruling comes into effect that would prevent the transaction from being completed. We may also terminate the Support Agreement where any event occurs that would result in Frisco Bay being required to pay the break fee or where Frisco Bay receives an acquisition proposal made by another bidder which is more favourable from a financial point of view and which we do not match. For a more detailed description of the circumstances in which the Support Agreement may be terminated, see Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement."

What Does Frisco Bay's Board of Directors Think of the Offer?

        Frisco Bay's Board of Directors, after consultation with its financial and legal advisors, receipt of recommendations from its special committee and receipt of a fairness opinion from its financial advisor, USBX Advisory Services LLC, has determined that the Offers are fair, from a financial point of view, to Frisco Bay's holders of Shares and that the Offers are in the best interests of Frisco Bay. Frisco

Bay's Board of Directors has unanimously approved the Offers, the Support Agreement and the transactions contemplated thereby and has unanimously recommended that the holders of Shares accept the Offers. See Section 5 of the Circular entitled "Agreements Relating to the Offers."

        For a discussion of the factors Frisco Bay's Board of Directors considered in making its recommendations, please see the section entitled "Reasons for the Recommendation" in Frisco Bay's solicitation/recommendation statement on Schedule 14D-9, which includes Frisco Bay's Directors' Circular as required under applicable Canadian law, filed by Frisco Bay with the United States Securities and Exchange Commission, a copy of which is being delivered to the holders of Shares together with the Offers To Purchase. Although neither Stanley nor we have independently verified the accuracy or completeness of the information contained in Frisco Bay's Schedule 14D-9, neither Stanley nor we have reason to believe that Frisco Bay's Schedule 14D-9 is inaccurate or misleading.

Will the Offers Be Followed by an Acquisition of Shares Not Deposited in the Offers?

        If we acquire at least 90% of the Common Shares (calculated on a fully diluted basis but excluding any Common Shares resulting from the conversion of Class A Shares deposited pursuant to the Class A Shares Offer), we intend to exercise our statutory right to acquire the remainder of the Common Shares held by each holder who did not deposit its Common Shares on the same terms, including as to price, as the Common Shares that are acquired in the Common Shares Offer.

        To exercise this statutory right, we must give notice of the proposed acquisition to each holder of Common Shares who did not accept the Common Shares Offer (and each person who subsequently acquires any Common Shares) on or before the earlier of 60 days from the date of termination of the Common Shares Offer and 180 days from the date of the Common Shares Offer. Within 20 days of giving notice, we must transfer to Frisco Bay the consideration we would have had to pay to the offerees if they had elected to accept the Common Shares Offer and, within 20 days thereafter, each offeree must send his or her Common Share certificates to the Company and must elect either to transfer such Common Shares to us on the terms of the Common Shares Offer or demand payment of the fair value of such Common Shares. An offeree who fails to so notify us will be deemed to have elected to transfer the Common Shares to us on the terms of the Common Shares Offer. If an offeree elects to demand payment of the fair value of the Common Shares, we may apply to a court having jurisdiction to hear an application to fix the fair value of the Common Shares. If we fail to apply to the court within 20 days after we make the payment or transfer the consideration to Frisco Bay referred to above, the offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no application made by the offeree within this period, the offeree will be deemed to have elected to transfer the Common Shares to us on the terms of the Common Shares Offer. Any judicial determination of the fair value of the Common Shares could be more or less than the amount paid pursuant to the Offers.

        If we take up and pay for Shares validly deposited under the Offers and the right of compulsory acquisition described above is not available or we elect not to pursue this right, we intend to acquire the remaining Common Shares by other means, such as a statutory arrangement, amalgamation, capital reorganization or other transaction involving Frisco Bay and us for an amount that equals U.S.$15.25 per Share, net to the seller in cash.

        See Section 14 of the Circular entitled "Acquisition of Shares Not Deposited."

If Sufficient Common Shares are Deposited and Accepted for Payment, Will Frisco Bay Continue as a Public Company?

        No. As described above, if we take up and pay for Shares validly deposited under the Offers, we intend to acquire the remaining Common Shares by way of a statutory compulsory acquisition or, if such right of compulsory acquisition is not available or we elect not to pursue such right, by other means, such as a statutory arrangement, amalgamation, capital reorganization or other transaction involving Frisco Bay and us for an amount that equals U.S.$15.25 per Share, net to the seller in cash. Even if for some reason we do not acquire the remaining Common Shares, if we purchase all of the deposited Common Shares, there may be so few remaining holders of Shares and publicly held Common Shares that:

•
the Common Shares may no longer be eligible to be quoted and traded on the Nasdaq SmallCap Market or any other securities market or exchange;

•
there may not be a public trading market for Common Shares; and

•
Frisco Bay may cease making filings with the United States Securities and Exchange Commission or otherwise cease being required to comply with the United States Securities and Exchange Commission rules relating to publicly held companies.

        The Class A Shares are not traded on the Nasdaq SmallCap Market or any other securities market or exchange. Any Class A Shares acquired by us in the Class A Shares Offer will, in accordance with their terms, be automatically converted into Common Shares on a one-for-one basis.

        See Section 10 of the Circular entitled "Effect of the Offers on the Market for Common Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations and Public Disclosure by the Company."

If I Decide Not to Deposit My Shares, How Will the Offers Affect My Shares?

        If we acquire the Common Shares not purchased in the Common Shares Offer as described above, holders of Shares not depositing in the Common Shares Offer will receive the same amount of cash per Common Share that they would have received had they deposited their Common Shares in the Common Shares Offer, subject to any appraisal rights properly exercised under Canadian law as described above. Therefore, if the acquisition occurs and you do not exercise your appraisal rights, if any, the only difference to you between depositing your Common Shares and not depositing your Common Shares is that you will be paid earlier if you deposit your Common Shares. If the acquisition does not occur, however, the number of holders of Shares and the number of Common Shares of Frisco Bay that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Common Shares. Also, as described above, Frisco Bay may cease making filings with the United States Securities and Exchange Commission or otherwise cease being required to comply with the United States Securities and Exchange Commission rules relating to publicly held companies. See Section 10 of the Circular entitled "Effect of the Offers on the Market for Common Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations and Public Disclosure by the Company."

What Is the Market Value of My Shares as of a Recent Date?

        On January 16, 2004, the last trading day before we announced the Offers, the last reported sale price of Frisco Bay's Common Shares on the Nasdaq SmallCap Market was U.S.$11.50 per Common Share. On January 29, 2004, the last full trading day prior to the date of the Offers To Purchase, the last reported sale price of the Common Shares on the Nasdaq SmallCap Market was U.S.$15.11 per Common Share. We advise you to obtain a recent quotation for Frisco Bay's Common Shares in deciding whether to deposit your Shares. See Section 9 of the Circular entitled "Information Concerning the Company and the Securities of the Company."

        The Class A Shares are not traded on the Nasdaq SmallCap Market or any other securities market or exchange. Any Class A Shares acquired by us in the Class A Shares Offer will, in accordance with their terms, be automatically converted into Common Shares on a one-for-one basis.

What are the Canadian Federal Income Tax Consequences of Depositing Shares?

        A holder of Shares who is a resident of Canada, who holds its Shares as capital property and who sells its Shares pursuant to the Offers generally will realize a capital gain (or loss) to the extent that the Canadian dollar equivalent of the U.S. dollars received exceeds (or is less than) the adjusted cost base of such Shares to the holder and any reasonable expenses of disposition. A holder of Shares who is not a resident of Canada and who holds its Shares as capital property generally will not be subject to tax under Canadian federal income tax laws on any capital gain realized on a disposition of Shares pursuant to the Offers unless those Shares constitute "taxable Canadian property" to the holder and that gain is not otherwise exempt from tax under Canadian federal income tax laws by virtue of an applicable income tax treaty. See Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations."

        The tax consequences to a holder of Shares who disposes of its Shares pursuant to a compulsory acquisition will generally be the same as those applicable to a holder who disposes of its Shares pursuant to the Offers, except that special considerations may apply to a holder who dissents in a compulsory acquisition and, in the case of a holder who is not resident in Canada, if the Common Shares are not listed on a prescribed stock exchange at the time of disposition. See Sections 14 and 15 of the Circular entitled "Acquisition of Shares Not Deposited—Compulsory Acquisition" and "Material Canadian Federal Income Tax Considerations," respectively.

        The tax consequences to a holder of Shares who disposes of its Shares pursuant to a subsequent acquisition transaction will depend on the exact manner in which the subsequent acquisition transaction is carried out and may differ from the tax consequences to such holder of accepting the Offers. See Sections 14 and 15 of the Circular entitled "Acquisition of Shares Not Deposited—Subsequent Acquisition Transactions" and "Material Canadian Federal Income Tax Considerations," respectively.

What are the United States Federal Income Tax Consequences of Depositing Shares?

        In general, a United States holder who sells Common Shares in the Offers or a compulsory acquisition will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the United States holder's adjusted tax basis in the Shares sold in the Offers or compulsory acquisition. The United States federal income tax consequences resulting from a subsequent acquisition transaction that is not a compulsory acquisition will depend upon the manner in which the transaction is carried out. See Section 16 of the Circular entitled "Material United States Federal Income Tax Considerations."

Who Can I Talk to If I Have Questions about the Offers?

        You can call:

            Georgeson Shareholder Communications Inc. at (800) 849-5069 (toll free); or

            UBS Securities LLC at (877) 312-4257 (toll free).

        Georgeson Shareholder Communications Inc. is acting as the information agent and UBS Securities LLC is acting as the dealer manager for our Offers. See the back cover of this document.

DEFINITIONS

        In the Offers To Purchase and the accompanying Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

"Acquisition Proposal"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Non-Solicitation Obligation of the Company";

"Additional Section 145 Modifications"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Additional Q-27 Modifications"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"affiliate"  has the meaning ascribed to it in the Securities Act (Quebec);

"Agent's Message"  has the meaning ascribed to it in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Letters of Acceptance and Transmittal";

"allowable capital loss"  has the meaning ascribed to it in Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada—Sale Pursuant to the Offers";

"Appointee"  has the meaning ascribed to it in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Power of Attorney";

"associate"  has the meaning ascribed to it in the Securities Act (Quebec);

"Book-Entry Confirmation"  has the meaning ascribed to it in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Book-Entry Transfer";

"Book-Entry Transfer Facility"  has the meaning ascribed to it in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Letters of Acceptance and Transmittal";

"Break Fee"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Break Fee and Damages Payment";

"business day"  means any day other than a Saturday, Sunday or statutory or civic holiday or a day on which banks are not open for business in Montreal, Quebec or New York, New York;

"Canadian Forwarding Agent"  means Computershare Trust Company of Canada;

"CBCA"  means the Canada Business Corporations Act, as amended;

"CCRA"  means the Canada Customs and Revenue Agency;

"CIM"  has the meaning ascribed to it in Section 4 of the Circular entitled "Background of the Offers";

"Circular"  means the take-over bid circular accompanying the Offers To Purchase and forming part thereof;

"Class A Holders"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Lock-Up Agreement";

"Class A Shares"  means the shares of Class A Common Stock in the capital of the Company;

"Class A Shares Offer"  means the offer to purchase the Class A Shares made hereby, the terms and conditions of which are set forth in the Offers, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery;

"Code"  means the United States Internal Revenue Code of 1986, as amended;

"Commission"  means the United States Securities and Exchange Commission;

"Common Shares"  means the shares of Common Stock in the capital of the Company;

"Common Shares Offer"  means the offer to purchase the Common Shares made hereby, the terms and conditions of which are set forth in the Offers, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery;

"Company" or "Frisco Bay"  means Frisco Bay Industries Ltd., a corporation governed by the CBCA;

"Competition Act"  means the Competition Act (Canada), as amended;

"Compulsory Acquisition"  has the meaning ascribed to it in Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Compulsory Acquisition";

"Contract Payment"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Damages Payment"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Break Fee and Damages Payment";

"Dealer Manager"  means UBS Securities LLC;

"Death Benefit"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Deposit Period"  means the period commencing on the date hereof and ending at the Expiry Time;

"Deposited Securities"  has the meaning ascribed to it in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Dividends and Distributions";

"Depositary"  means Computershare Trust Company of New York;

"Distributions"  has the meaning set forth in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Dividends and Distributions";

"Eligible Institution"  means a Canadian Schedule I chartered bank, a major trust company in Canada, a commercial bank or trust company having no office, branch or agency in the United States of America, a member of a recognized stock exchange in Canada, a member of the Investment Dealers Association of Canada, a member of a national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act;

"Exchange Act"  means the United States Securities Exchange Act of 1934, as amended;

"Exclusivity Agreement"  has the meaning ascribed to it in Section 4 of the Circular entitled "Background of the Offers";

"Executives"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Existing Employment Agreements"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Existing Term"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Expiry Time"  means 12:01 a.m., Montreal time, on March 9, 2004, or such later time and date as may be fixed by the Offeror from time to time pursuant to the provisions of Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers";

"Federal Reserve Board"  has the meaning ascribed to it in Section 10 of the Circular entitled "Effect of the Offers on the Market For Common Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations and Public Disclosure by the Company";

"Financial Advisor"  means USBX Advisory Services LLC;

"Former Directors and Officers"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Indemnification; Directors' and Officers' Insurance";

"fully diluted basis"  means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares, calculated assuming that all outstanding options to purchase Common Shares (including Options but excluding SARs) are exercised in full and that any outstanding convertible securities of the Company are converted;

"going private transaction"  unless otherwise defined has the meaning ascribed to it in Policy Q-27;

"Governmental Entity"  means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"HSR Act"  means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

"Information Agent"  means Georgeson Shareholder Communications Inc.;

"In-the-Money Options"  means Options that have an exercise price of less than U.S.$15.25;

"IRS"  means the United States Internal Revenue Service;

"Letter Agreement"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Letter of Acceptance and Transmittal"  means, the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offers;

"Lock-Up Agreement"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Lock-Up Agreement";

"Locked-Up Holders"  means collectively, the Class A Holders and the Selling Directors and Officers;

"Locked-Up Shares"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Lock-Up Agreement";

"mark-to-market rules"  has the meaning ascribed to it in Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada";

"Material Adverse Effect"  means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining the occurrence of a Material Adverse Effect: any change, effect, event, occurrence or state of facts (i) in or relating to the Canadian or United States economy or financial, credit or securities markets in general, including any reduction in major markets indices, (ii) in or relating to currency exchange rates, (iii) in or relating to the industries in which the Company or Parent operates or the markets for any of the Company's or Parent's products or services in general, (iv) relating to required changes in Canadian or United States generally accepted accounting principles, (v) resulting from the announcement of the Offers; provided, however, that this clause (v) shall not cover any authorization, consent or approval of, or filing with, any Governmental Entity (including gaming commission) or other Person, including any authorization, consent, approval or filing necessary to cause any of the following not to occur or arise: a breach of any provision of the constituting documents or by-laws, a breach of laws, a breach of material contracts, an acceleration of material indebtedness, a lien on assets, a right of first refusal or buy-sell right in respect of the assets or a payment to any director, officer or employee, in each case, of or applicable to the Company or its Subsidiaries, or (vi) in or relating to the trading price of the Shares in and of itself, except to the extent arising from any change, effect, event, occurrence or state of facts relating to the Company or its Subsidiaries, including the business, results of operations or financial condition of the Company and its Subsidiaries;

"Minimum Condition"  has the meaning ascribed to it in the Introduction to the Offers To Purchase;

"Nasdaq"  means The Nasdaq Stock Market;

"New Term"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Non-Resident Holder"  has the meaning ascribed to it in Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations—Holders Not Resident in Canada";

"Notice of Guaranteed Delivery"  means the notice of guaranteed delivery in the form printed on green paper accompanying the Offers;

"Offer"  means either the Common Shares Offer or the Class A Shares Offer, and "Offers" means the Common Shares Offer and Class A Shares Offer, collectively. For the avoidance of doubt, but subject to the terms described in Section 4 of the Offers To Purchase entitled "Conditions of the Offers," each of the Common Shares Offer and the Class A Shares Offer is a separate offer to purchase for Shares of each of those classes;

"Offeree"  has the meaning ascribed to it in Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Compulsory Acquisition";

"Offeror"  means 6181708 Canada Inc., a corporation incorporated pursuant to the CBCA;

"Offeror's Notice"  has the meaning ascribed to it in Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Compulsory Acquisition";

"Options"  means an option or right to acquire Common Shares pursuant to the Stock Incentive Plan;

"Parent"  or "Stanley" means The Stanley Works, a corporation organized under the laws of the State of Connecticut, which is the indirect parent company of the Offeror;

"Person"  means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

"Policy Q-27"  means Policy Statement Q-27 of the QSC, as amended;

"Proposed Agreement"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Right to Match a Proposed Agreement";

"Purchased Securities"  has the meaning ascribed to it in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Power of Attorney";

"Q-27 Approval"  has the meaning given to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Q-27 Modification Deadline"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"QSC"  means the Québec Securities Commission or its successor;

"Redeemable Shares"  has the meaning ascribed to it in Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada—Subsequent Acquisition Transactions";

"Regulations"  has the meaning ascribed to it in Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Subsequent Acquisition Transactions";

"Resident Holder"  has the meaning ascribed to it in Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada";

"Restated Employment Agreements"  has the meaning ascribed to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"SARs"  means stock appreciation rights granted pursuant to the Stock Incentive Plan;

"Schedule 14D-9"  has the meaning ascribed to it in the Introduction;

"Section 145 Approval"  has the meaning given to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Section 145 Modification Deadline"  has the meaning given to it in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings";

"Selling Directors and Officers"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Lock-Up Agreement";

"Shares"  means the Common Shares and Class A Shares;

"Stanley Canada"  means Stanley Canada Corporation, a company organized pursuant to the Companies Act (Nova Scotia);

"Stock Incentive Plan"  means the Frisco Bay Industries Ltd. Stock Incentive Plan, as amended from time to time;

"Subsequent Acquisition Transaction"  has the meaning ascribed to it in Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Subsequent Acquisition Transactions";

"Subsequent Offering Period"  has the meaning ascribed to it in Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers";

"Subsidiaries"  means, collectively, the Company's subsidiaries;

"Superior Proposal"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Ability of the Company to Respond to Bona Fide Acquisition Proposals";

"Support Agreement"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement";

"taxable capital gain"  has the meaning ascribed to it in Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada—Sale Pursuant to the Offers";

"Tax Act"  means the Income Tax Act (Canada), as amended;

"Term Sheet"  has the meaning ascribed to it in Section 4 of the Circular entitled "Background of the Offers";

"TIN"  means a taxpayer's social security number or other taxpayer identification number;

"Transition Date"  means the earlier of (i) termination of the Support Agreement and (ii) the appointment or election to the Board of Directors of the Company of Persons designated by the Offeror who represent a majority of the Board of Directors of the Company;

"Triggering Event"  has the meaning ascribed to it in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Break Fee and Damages Payment"; and

"United States Holder"  has the meaning ascribed to it in Section 16 of the Circular entitled "Material United States Federal Income Tax Considerations."

INTRODUCTION

        The Offeror, a corporation incorporated under the CBCA and an indirect wholly owned subsidiary of Parent, a Connecticut corporation, hereby offers to purchase all of the outstanding Common Shares and Class A Shares of the Company at a price of U.S.$15.25 per Share, without interest thereon, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offers To Purchase and in the related Letter of Acceptance and Transmittal.

        The Offers will expire at 12:01 a.m., Montreal time, on March 9, 2004, unless the Offers are extended or withdrawn by the Offeror.

        Depositing holders who deposit Shares directly will not be obligated to pay brokerage fees or commissions or, subject to Instruction 5 of the Letter of Acceptance and Transmittal, stock transfer taxes, if any, with respect to the purchase of Shares by the Offeror pursuant to the Offers. However, any depositing United States Holder who fails to complete and sign the Substitute Form W-9 included in the Letter of Acceptance and Transmittal may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to such holder or other payee pursuant to the Offers. The Offeror will pay all charges and expenses of Computershare Trust Company of New York, as Depositary, Computershare Trust Company of Canada, as Canadian Forwarding Agent, and UBS Securities LLC, as Dealer Manager. See Section 18 of the Circular entitled "Financial Advisor, Dealer Manager, Information Agent, Depositary and Canadian Forwarding Agent."

        The Company's Board of Directors, after consultation with its financial and legal advisors, receipt of recommendations from its special committee and receipt of a fairness opinion from the Financial Advisor, has determined that the Offers are fair, from a financial point of view, to the holders of Shares and that the Offers are in the best interests of the Company. The Company's Board of Directors has unanimously approved the Offers, the Support Agreement and the transactions contemplated thereby and has unanimously recommended that the holders of Shares accept the Offers.

        The factors considered by the Company's Board of Directors in arriving at its determination that the Offers are fair from a financial point of view to the holders of Shares and that the Offers are in the best interests of the Company and its unanimous recommendation that holders of Shares accept the Offers and deposit their Shares pursuant to the Offers are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which includes the Company's Directors' Circular as required under applicable Canadian law, filed with the Commission and other applicable securities regulatory authorities and being delivered to holders of Shares together with the Offers To Purchase. The Company has advised Parent that USBX Advisory Services LLC, the Company's financial advisor, has delivered to the Company's Board of Directors a written opinion dated January 19, 2004, to the effect that, as of such date and based on and subject to certain matters stated in such opinion, the U.S.$15.25 per Share cash consideration to be received in the Offers by holders of Shares is fair, from a financial point of view, to such holders of Shares. A copy of USBX Advisory Services LLC's written fairness opinion is contained in the Schedule 14D-9. Holders of Shares are urged to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by USBX Advisory Services LLC.

        The Class A Shares Offer is conditioned on the Offeror acquiring Common Shares pursuant to the Common Shares Offer. The Common Shares Offer is conditioned on, among other things, there being validly deposited and not withdrawn, at the Expiry Time, (i) at least 66 2/3% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer) and 100% of the outstanding Class A Shares and (ii) at least a majority (calculated on a fully diluted basis) of the outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer but excluding any Common Shares which would not be eligible to be voted in connection with the minority approval of any Subsequent Acquisition Transaction as provided in the "going private transactions" provisions of Policy Q-27 (the "Minimum Condition"). Based on the outstanding Shares as of January 19, 2004, the Offeror believes that the condition set forth in clause (ii) will be satisfied if the condition in clause (i) is satisfied. The Offers are also subject to other terms and conditions set forth in the Offers To Purchase, as described in Section 4 of the Offers To Purchase entitled "Conditions of the Offers."

        Under the Support Agreement, the Offeror has agreed with the Company that under no circumstances will it take up and pay for the (i) Class A Shares deposited under the Class A Shares Offer unless it also takes up and pays for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Shares Offer.

        The Offers are being made on the terms and conditions set forth in, and subject to, the Support Agreement with the Company. The Support Agreement is more fully described in Section 5 of the Circular entitled "Agreements Relating to the Offers."

        If the Offeror acquires at least 90% (calculated on a fully diluted basis but excluding Common Shares resulting from the conversion of Class A Shares deposited pursuant to the Class A Shares Offer) of the outstanding Common Shares, the Offeror intends to exercise its statutory right to acquire the remainder of the Common Shares held by any holder who did not deposit its Common Shares in the Common Shares Offer on the same terms, including as to price, as the Common Shares that are acquired in the Common Shares Offer, except that such holders will be entitled to demand payment of the fair value of the Shares in accordance with the statutory procedure described below. If the Offeror takes up and pays for Shares validly deposited in the Offers and the foregoing statutory right is not available or the Offeror elects not to pursue such right, the Offeror intends to cause a special meeting of holders of Common Shares to be called to consider a statutory arrangement, amalgamation, capital reorganization or other transaction involving the Company and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all the Common Shares not acquired pursuant to the Common Shares Offer. Any such transaction may also result in holders of Common Shares having the right to dissent and demand payment of the fair value of the Common Shares held by them if such holders fully comply with the statutory dissent procedures. The exercise of such right of dissent, if any, could lead to a judicial determination of fair value required to be paid to any such dissenting holder for its Common Shares.

        The Company has informed Parent and the Offeror that, as of January 19, 2004, there were 1,971,657 Common Shares outstanding, 799,567 Class A Shares outstanding, options outstanding to acquire 233,575 Common Shares and 900 SARs outstanding. Pursuant to the Lock-Up Agreement, the Locked-Up Holders have agreed to deposit all of the Common Shares and Class A Shares owned by them, including any Common Shares that may become outstanding pursuant to the exercise prior to the Expiry Time of Options and SARs. Simultaneously with entering into the Lock-Up Agreement, the Locked-Up Holders represented that they are, in the aggregate, beneficial owners of 799,567 Class A Shares, 2,000 Common Shares and In-the-Money Options to purchase 88,500 Common Shares, representing 100% of the Class A Shares and approximately 30% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer). Based on the outstanding Shares as of January 19, 2004, on a fully diluted basis, the Offeror expects that the Minimum Condition would be satisfied if at least 799,567 Class A Shares and 1,203,633 Common Shares, including the Common Shares and Options subject to the Lock-Up Agreement, are validly deposited under the Offers and not withdrawn prior to the Expiry Time.

        The Common Shares Offer is made only for Common Shares and is not made for Options or SARs. Any holder of Options who wishes to accept the Common Shares Offer should (i) exercise such Options in order to obtain certificates representing Common Shares and deposit such Share certificates in accordance with the Common Shares Offer or (ii) follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." Any holder of SARs who wishes to exercise such rights in connection with the Offers should follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." The Company has agreed not to issue any Common Shares in respect of any exercises of SARs. See also Section 1 of the Offers To Purchase entitled "The Offers" and Section 3 of the Circular entitled "Options and SARs."

        The Offers To Purchase and the related Letter of Acceptance and Transmittal contain important information that should be read carefully before any decision is made with respect to the Offers.

OFFERS TO PURCHASE

        January 30, 2004

TO: THE HOLDERS OF COMMON SHARES AND CLASS A SHARES

1.     The Offers

        The Offeror hereby offers to purchase, upon the respective terms and subject to the respective conditions of the Offers, all of the outstanding Common Shares and all of the outstanding Class A Shares at a price of U.S.$15.25 per Share, net to the seller in cash.

        The Common Shares Offer is made only for the Common Shares and is not made for any Options or SARs. Any holder of Options who wishes to accept the Common Shares Offer should (i) exercise the Options in order to obtain certificates representing Common Shares and then deposit those Common Shares under the Common Shares Offer or (ii) follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." Any such exercise must be made not less than two business days prior to the Expiry Time to ensure that the Common Shares issuable pursuant to such Options will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Procedure for Guaranteed Delivery." Any holder of SARs who wishes to exercise such rights in connection with the Offers should follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." The Company has agreed not to issue any Shares in respect of any exercises of SARs.

        All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

        The accompanying Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of the Offers To Purchase, contain important information which should be read carefully before making a decision with respect to the Offers.

2.     Time for Acceptance

        Each of the Offers is open for acceptance until the Expiry Time, being 12:01 a.m., Montreal time, on March 9, 2004, unless the Offers are withdrawn or extended by the Offeror. Subject to the obligation of Parent and the Offeror to extend the Offers in order to provide for cure periods as described in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Extension of Expiry Time," the Expiry Time may be extended at the Offeror's sole discretion pursuant to the provisions of Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers."

3.     Manner of Acceptance

        Letters of Acceptance and Transmittal.    Each of the Offers may be accepted by delivering to the Depositary or the Canadian Forwarding Agent at the offices listed in the Letter of Acceptance and Transmittal accompanying the Offers so as to arrive there not later than the Expiry Time:

  (a)
  the certificate or certificates representing the Shares in respect of which the relevant Offer is being accepted (or, in the case of Common Shares, the Common Shares may be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiry Time);

  (b)
  a Letter of Acceptance and Transmittal (printed on blue paper) in the form accompanying the Offers, properly completed and duly executed as required by the instructions set out in the

    Letter of Acceptance and Transmittal or an Agent's Message in the case of a book-entry transfer of Common Shares; and

  (c)
  any other document required by the instructions set out in the Letter of Acceptance and Transmittal.

        The term "Agent's Message" means a message, transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that:

  •
  The Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility depositing the Common Shares that are the subject of such Book-Entry Confirmation;

  •
  Such participant has received and agrees to be bound by the terms of the applicable Letter of Acceptance and Transmittal; and

  •
  The Offeror may enforce such agreement against such participant.

        In addition, Common Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.

        No signature guarantee on the Letter of Acceptance and Transmittal is required if (i) the Letter of Acceptance and Transmittal is signed by the registered holder of Shares deposited therewith (which term, for purposes of this section, includes, in the case of Common Shares, any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Common Shares) unless such registered holder has requested that cheque(s) be issued to a person other than the registered holder(s) as shown on the register of shareholders maintained by the Company or that Shares not purchased be issued to a person other than such registered holder(s) or sent to an address other than the address of the registered holder(s) as shown on the register of holders maintained by the Company or (ii) such Shares are deposited for the account of an Eligible Institution. In all other cases, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a Letter of Acceptance and Transmittal is executed by a Person other than the registered holder of the Shares represented by the certificate(s) deposited therewith, if cheque(s) are to be issued to a person other than the registered holder(s) as shown on the register of shareholders maintained by the Company, or if Shares not purchased are to be issued to a person other than such registered holder(s) or sent to an address other than the address of the registered holder(s) as shown on the register of holders maintained by the Company, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

        Book-Entry Transfer.    Holders of Common Shares may validly deposit Common Shares pursuant to the Common Shares Offer by following the procedures for book-entry delivery. The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Common Shares Offer within two business days after the date of the Offers To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer the Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Common Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Acceptance and Transmittal, properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary or the Canadian Forwarding Agent at one of the addresses set forth on the back cover of the Offers To Purchase prior to the Expiry Time, or the depositing holder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Common Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

        The Class A shares may not be deposited by book-entry transfer.

        Procedure for Guaranteed Delivery.    If a holder wishes to deposit Common Shares pursuant to the Common Shares Offer and the certificates representing the Common Shares are not immediately available or procedures for book-entry transfer cannot be completed on a timely basis or the holder is not able to deliver the certificates and all other required documents to the Depositary or the Canadian Forwarding Agent at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Common Shares Offer provided that all of the following conditions are met:

  (a)
  the deposit is made by or through an Eligible Institution;

  (b)
  a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offers To Purchase and Circular or a facsimile thereof, properly completed and duly executed, is received by the Depositary at or prior to the Expiry Time; and

  (c)
  the certificate(s) representing deposited Common Shares in proper form for transfer or a Book-Entry Confirmation with respect to all deposited Common Shares, together with a Letter of Acceptance and Transmittal in the form accompanying the Offers To Purchase and Circular, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Common Shares, an Agent's Message) and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at its office as set out in the Notice of Guaranteed Delivery at or prior to 5:00 p.m. Montreal time on the third trading day on the Nasdaq after the Expiry Time.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mailed to the Depositary at its office as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying Common Share certificates to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

        The Class A Shares may not be deposited using a Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may not be forwarded to the Canadian Forwarding Agent but only directly to the Depositary.

        General.    In all cases, payment for Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the Canadian Forwarding Agent of the certificates representing (or, in the case of Common Shares, Book-Entry Confirmation with respect to) the Shares, a Letter of Acceptance and Transmittal, properly completed and duly executed, covering those Shares with the signatures guaranteed (or, in the case of a book-entry transfer of Common Shares, an Agent's Message), if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal and any other required documents. Accordingly, payment may not be made to all depositing holders of Shares at the same time, and may depend on when Share certificates are received by the Depositary or the Canadian Forwarding Agent or Book-Entry Confirmations of such Common Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

        The method of delivery of certificates representing Shares, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the Person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary or the Canadian Forwarding Agent and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

        Holders of Shares wishing to accept an Offer whose Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Shares.

        Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Shares on the purchase price of Shares purchased by the Offeror, regardless of any delay in making such payment.

        Options and SARs.    Holders of Options and SARs who submit a valid Option Election or SAR Election (each as defined in the Support Agreement) to the Company at least two business days prior to the Expiry Time will be able (contingent on the purchase by the Offeror of Common Shares pursuant to the Common Shares Offer and, in the case of unvested Options, the execution of an agreement allowing the acceleration of such Options) to exercise their Options and SARs immediately prior to the Expiry Time and, in the case of Options, to deposit the Common Shares issuable upon such exercise in the Common Shares Offer. All Option and SAR exercises must be effected through the Company. A holder of an Option who wishes to participate in the Common Shares Offer and a holder of SARs who wishes to exercise such holder's SARs must submit to the Company an Option Election or SAR Election pursuant to which such holder will be deemed, immediately prior to the Expiry Time (and conditioned upon the purchase by the Offeror of Common Shares pursuant to the Common Shares Offer), to have (i) exercised all of such holder's Options or SARs and (ii) in the case of Options, then deposited the Common Shares issuable upon such exercise pursuant to the Common Shares Offer.

        To the extent permitted by applicable law relating to loans to directors or officers and the Stock Incentive Plan, the Company will advance to each holder of Options who executes and delivers a valid Option Election (other than any director or officer of the Company) the funds necessary for the exercise of such Options. The funds so advanced will be deducted from the amount payable to such holder pursuant to the Offers and will be repaid directly to the Company. The Company, Parent and the Offeror will take such further actions as may be necessary to accommodate such advancement of funds, exercise, issuance, deposit and payments with respect to each such valid Option Election.

        The Company will pay to each such holder of a SAR in respect of each SAR so exercised an amount in cash equal to U.S.$15.25 (being the consideration paid in the Offers) less the exercise price of the SAR. The Company has agreed not to issue any Common Shares in respect of any exercises of SARs. The Company, Parent and the Offeror will take such further actions as may be necessary to accommodate such exercise and payment with respect to each such valid SAR Election.

        Prior to the commencement of the Offers, the Company took action to (a) authorize the amendment of each agreement pursuant to which Options were granted under the Stock Incentive Plan to provide for the acceleration of the vesting or exercisability of each Option, conditioned on the purchase by the Offeror of Common Shares pursuant to the Common Shares Offer and (b) determine for purposes of the Stock Incentive Plan that the fair market value of the Common Shares as of the date of exercise of the SARs is equal to U.S.$15.25 (being the consideration paid in the Offers). The Company is in the process of taking the necessary steps to amend the relevant Option agreements with each holder of unvested Options. Options not exercised pursuant to any Option Election will remain outstanding, although the Offeror intends, following completion of the Offers, to take steps to acquire any Common Shares not acquired pursuant to the Offers, including any Common Shares issuable pursuant to the exercise of Options.

        In no event are any Option Elections or SAR Elections to be delivered to the Depositary, the Canadian Forwarding Agent, the Offeror, Parent or any other Person other than the Company in connection with a deposit of Common Shares hereunder.

        The Company will send or deliver to holders of Options and SARs additional materials concerning the exercise of Options and SARs and the deposit of Common Shares issuable upon exercise of

Options, including an Option Election and SAR Election. Holders should use the Option Election or SAR Election to exercise Options and SARs and to deposit Common Shares issuable upon exercise of Options, as described above. Holders of Options may not use the Letter of Acceptance and Transmittal to direct the deposit of Common Shares issuable upon exercise of Options except to the extent such holder has previously exercised such Options and received Common Shares.

        Questions with respect to exercising Options and SARs and depositing Common Shares issuable upon exercise of Options should be directed to the Company, 160 Graveline Street, St. Laurent, Quebec, Canada H4T 1R7, Attention: Robert Gagnon, Vice President, Finance and Information Technology; telephone number (514) 738-7300.

        In order to assure that the Company, on behalf of holders of Options who exercise their Options pursuant to Option Elections, can timely deposit Common Shares issuable upon exercise of Options, holders of Options should complete and return the Option Election so that it is received by the Company no later than 5:00 p.m., Montreal time, on March 5, 2004, unless the Offers are extended. SAR Elections should be completed and returned by the same time. Option Elections and SAR Elections received after such time will not be honored.

        Determination of Validity.    All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Shares deposited pursuant to the Offers will be determined by the Offeror in its sole discretion. Depositing holders of Shares agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Shares. There shall be no duty or obligation on the Offeror, Parent, the Dealer Manager, the Information Agent, the Depositary, the Canadian Forwarding Agent or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offers To Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

        The Offeror reserves the right to permit the Offers to be accepted in a manner other than that set out above.

        Backup United States Federal Income Tax Withholding.    Under the "backup withholding" provisions of United States federal income tax laws, the Depositary may be required to withhold 28% of the amount of any payments made pursuant to the Offers. To prevent backup federal income tax withholding, a United States Holder must provide the Depositary or the Canadian Forwarding Agent with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Acceptance and Transmittal. If a United States Holder does not provide a correct tax identification number or fails to provide the certificates described above, the IRS may impose a penalty on such United States Holder and payment of cash pursuant to the Offers may be subject to backup withholding. All United States Holders surrendering Shares should complete and sign the Substitute Form W-9 included in the Letter of Acceptance and Transmittal to provide the information necessary to avoid withholding. All non-United States Holders should obtain a copy of Internal Revenue Service Form W-8, Certificate of Foreign Status, from the Depositary or the Canadian Forwarding Agent, by visiting www.irs.gov or by calling the Internal Revenue Service at 1-800-TAX-FORM, and complete and sign such form, and deliver such form to the Canadian Forwarding Agent or the Depositary in order to avoid backup withholding. See Instruction 8 of the Letter of Acceptance and Transmittal.

        Dividends and Distributions.    Subject to the terms and conditions of the Offers To Purchase, by accepting an Offer pursuant to the procedures set forth above, a holder of Shares deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Shares covered by the

Letter of Acceptance and Transmittal delivered to the Depositary or the Canadian Forwarding Agent (the "Deposited Securities") and in and to all rights and benefits arising from such Deposited Securities including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offers To Purchase (other than any cash dividend, distribution or payment in respect of which a reduction in the price of the Offers is made pursuant to the provisions of Section 10 of the Offers To Purchase entitled "Dividends and Distributions; Liens"), and any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions").

        Power of Attorney.    An executed Letter of Acceptance and Transmittal irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Securities covered by the Letter of Acceptance and Transmittal (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities") certain officers of the Offeror and any other Person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, mandataries, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing holder. The Letter of Acceptance and Transmittal authorizes an Appointee, in the name and on behalf of such holder: (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of the Company; (b) for so long as any Purchased Securities are registered or recorded in the name of such holder, to exercise any and all rights of such holder including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any Person or Persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of the Company; and (c) to execute, endorse and negotiate, for and in the name of and on behalf of such holder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such holder.

        A holder of Shares accepting an Offer under the terms of the Letter of Acceptance and Transmittal revokes any and all other authority, whether as agent, mandatary, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the undersigned at any time with respect to the Deposited Securities or any Distributions. The holder of Shares accepting the relevant Offer agrees that no subsequent authority, whether as agent, mandatary, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing holder, unless the Deposited Securities are not taken up and paid for under the relevant Offer. A holder of Shares accepting the relevant Offer also agrees not to vote any of the Deposited Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of the Company and not to exercise any of the other rights or privileges attached to the Deposited Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Deposited Securities, and to appoint in any such instruments of proxy, authorizations or consents, the Person or Persons specified by the Offeror as the proxy of the holder of the Deposited Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, mandatary, attorney or attorney-in-fact) or consents given by the holder of such Deposited Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such Person with respect thereto.

        Further Assurances.    A holder of Shares accepting an Offer covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

        Depositing Holders' Representations and Warranties.    The acceptance of an Offer pursuant to the procedures set forth above constitutes an agreement between a depositing holder and the Offeror in accordance with the terms and conditions of the relevant Offer. The Letter of Acceptance and Transmittal includes a representation and warranty by the depositing holder that (a) the Person signing the Letter of Acceptance and Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the relevant Offer, (b) the Deposited Securities and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Securities and Distributions, to any other Person, (c) the deposit of the Deposited Securities and Distributions complies with applicable law, and (d) when the Deposited Securities and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, hypothecs, restrictions, charges, encumbrances, claims and rights of others.

        Deposit Constitutes an Agreement.    The valid deposit of Shares pursuant to one of the procedures described above will constitute a binding agreement between the depositing holder and the Offeror upon the terms and subject to the conditions of the relevant Offer.

4.     Conditions of the Offers

        Under the Support Agreement, the Offeror has agreed with the Company that under no circumstances will it take up and pay for the (i) Class A Shares deposited under the Class A Shares Offer unless it also takes up and pays for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Shares Offer.

        Conditions of the Common Shares Offer.    Subject to applicable law, notwithstanding any other provision of the Common Shares Offer, the Offeror shall have the right to withdraw the Common Shares Offer and not be required to take up or, subject to applicable securities laws or any applicable rules or regulations of the Commission or other securities regulatory authorities (including Rule 14e-1(c) under the Exchange Act, which relates to the Offeror's obligations to pay for or return deposited Shares promptly after the termination or withdrawal of the Offers), to pay for, and shall have the right to extend the period of time during which the Common Shares Offer is open and postpone taking up and paying for, any Common Shares deposited under the Common Shares Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

  (a)
  there shall have been deposited under the Offers and not withdrawn sufficient Common Shares and Class A Shares to satisfy the Minimum Condition;

  (b)
  all required regulatory approvals (including, without limitation, those of any stock exchanges or quotation systems on which Shares are listed or quoted and those of any securities regulatory authorities) shall have been obtained on terms satisfactory to the Offeror, acting reasonably;

  (c)
  the obligations of the Offeror under the Support Agreement shall not have been terminated pursuant to the terms of the Support Agreement;

  (d)
  (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in

    Canada, the United States or elsewhere, whether or not having the force of law (other than the exercise by shareholders of dissent rights with respect to a Subsequent Acquisition Transaction), and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied after the date of the Support Agreement, in the case of either (i) or (ii) above:

    (A)
    to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares or to own or operate the Company or any of its Subsidiaries or the ability of the Offeror to complete a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction; or

    (B)
    which, if the Offers were consummated, would have a Material Adverse Effect;

  (e)
  there shall not be threatened or exist any prohibition at law against the Offeror making the Offers or taking up and paying for any Shares deposited under the Offers or completing a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction;

  (f)
  there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing) any Material Adverse Effect;

  (g)
  there shall not have occurred, or come into effect or existence any general moratorium on commercial banking activities or suspension of payment in respect of banks or credit providers (whether or not imposed by, or having the force of, law) in Montreal, New York, or otherwise in Canada or the United States, which has or may reasonably be expected to have a Material Adverse Effect, or a material and adverse effect on the ability of the Offeror to complete the Offers;

  (h)
  all outstanding options or other rights or entitlements granted to purchase or otherwise acquire authorized and unissued Shares shall have been exercised in full, or irrevocably released, surrendered or waived or otherwise dealt with by the holders thereof on terms and conditions specified in the Support Agreement or otherwise satisfactory to the Offeror, acting reasonably;

  (i)
  the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of the Company with any securities regulatory authority in the United States or elsewhere, including without limitation any annual report, financial statements, press release or proxy circular, or in any document so filed or released by the Company to the public, or in any information provided by the Company for inclusion in any of the documents mailed to holders of Shares in connection with the Offers, which has a Material Adverse Effect or a material and adverse effect on the ability of the Offeror to complete the Offers;

  (j)
  the Board of Directors of the Company or any committee thereof shall not have (i) withdrawn or modified in a manner adverse to the Offeror or Parent, or publicly taken a position materially inconsistent with, its approval or recommendation of the Support Agreement, the Offers or the other transactions contemplated by the Support Agreement, (ii) approved, endorsed or recommended an Acquisition Proposal or (iii) resolved or publicly disclosed any intention to do any of the foregoing;

  (k)
  (i) the Company shall have observed and performed its covenants in the Support Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the Expiry Time, and (ii) the representations and warranties of the Company contained in the Support Agreement shall have been, at the time the Support Agreement was entered into and at the date the Offeror is otherwise required to take up and pay for the Shares, true and correct, except in the case of this clause (ii) as would not reasonably be expected to have a Material Adverse Effect or to have a material and adverse effect on the completion of the Offers, and upon request from the Offeror, the Offeror shall have received, not more than seven hours before the Expiry Time, a certificate to such effect signed by two officers of the Company acceptable to the Offeror, acting reasonably, in their capacities as officers of the Company and not personally, to the best of their knowledge, information and belief, after due enquiry;

  (l)
  the representations and warranties of the Locked-Up Holders in the Lock-Up Agreement shall have been, at the time that the Lock-Up Agreement was entered into and at the date that the Offeror is otherwise required to take up and pay for the Shares, true and correct or, if not already qualified by a materiality concept, true and correct in all material respects and all covenants and obligations of the Locked-Up Holders set out in the Lock-Up Agreement shall have been complied with in all material respects on or before such date;

  (m)
  the Lock-Up Agreement shall not have been terminated;

  (n)
  all third party consents required as a result of the change of control of the Company pursuant to the Offers shall have been obtained on terms satisfactory to the Offeror, acting reasonably, unless the failure to obtain such consents would not result in a Material Adverse Effect;

  (o)
  Barry E. Katsof, the Company's Chairman and Chief Executive Officer, and Ronald G. Waxman, the Company's Vice Chairman, shall each have executed and delivered a non-competition agreement in the form attached to the Support Agreement;

  (p)
  the Offeror shall have reasonably concluded, after consultation with legal counsel, that assuming that 100% of the outstanding Class A Shares are deposited and taken up and paid for under the Class A Shares Offer, the only votes of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation by the Company of a Subsequent Acquisition Transaction by way of amalgamation or arrangement is the affirmative vote of (i) at least 66 2/3% of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited and taken up and paid for under the Class A Shares Offer) and (ii) at least a majority of the issued and outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited and taken-up and paid for under the Class A Shares Offer but excluding any Common Shares which would not be eligible to be voted in connection with the minority approval of any Subsequent Acquisition Transaction as provided in the "going private transactions" provisions of Policy Q-27; and

  (q)
  the Offeror shall have reasonably concluded, after consultation with legal counsel, that assuming the accuracy of Parent's and the Offeror's representation and warranty regarding Parent's and the Offeror's ownership of the Company's stock, other than as set forth in paragraph (p) above (whether arising under Policy Q-27 or comparable policies of other provinces which impose no higher thresholds than those as set forth in paragraph (p) above), no voting requirement or other restriction under any Canadian statute, regulation or rule relating to business combinations, take-over bids or similar transactions, including under any take-over statute or regulation, applies to the transactions contemplated in the Support Agreement or the Offers To Purchase, and no such Canadian statute, regulation or rule would, directly or indirectly, restrict or impair the ability of Parent or the Offeror to vote, or otherwise to exercise the rights of a holder of Shares, with respect to Shares that may be acquired or controlled by Parent or the Offeror.

        The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion, other than any failure of a condition primarily resulting from a breach of the Support Agreement by Parent or the Offeror. Except as provided in Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers," the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time at or prior to the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time at or prior to the Expiry Time. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other such condition may be asserted in connection with any particular event, occurrence or state of facts or otherwise. Any waiver of a condition or withdrawal of the Common Shares Offer will be communicated as set forth in Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers."

        Conditions of the Class A Shares Offer.    The Class A Shares Offer is conditioned on the Offeror acquiring Common Shares pursuant to the Common Shares Offer. Subject to applicable law, notwithstanding any other provision of the Class A Shares Offer, the Offeror shall have the right to withdraw the Class A Shares Offer and not take up or, subject to applicable securities laws or any applicable rules and regulations of the Commission (including Rule 14e-1(c) under the Exchange Act, which relates to the Offeror's obligations to pay for or return deposited Shares promptly after the termination or withdrawal of the Offers), to pay for, and shall have the right to extend the period of time during which the Class A Shares Offer is open and postpone taking up and paying for, any Class A Shares deposited under the Class A Shares Offer if the Offeror does not, in a manner not prohibited by the Support Agreement, purchase any Common Shares pursuant to the Common Shares Offer. Accordingly, if the conditions to the Common Shares Offer are not satisfied or waived, the condition to the Class A Shares Offer will not be satisfied. For a description of the conditions of the Common Shares Offer, see Section 4 of the Offers To Purchase entitled "Conditions of the Offers—Conditions of the Common Shares Offer."

5.     Extension and Variation of the Offers

        The Offers are open for acceptance until the Expiry Time, unless the Offers are withdrawn or are extended by the Offeror.

        If any one or more of the conditions to the Offers relating to the existence of a Material Adverse Effect, a moratorium on commercial banking activities or suspension of payment in respect of banks or credit providers or the failure of the Company to perform its covenants or the inaccuracy of the Company's representations or warranties has not been satisfied or waived by the Offeror as of the Expiry Time but all other conditions to the Offers have been satisfied or waived, then the Offeror has agreed to extend the Expiry Time as necessary to permit the applicable cure periods to expire. The cure period, in the case of a moratorium on commercial banking activities or suspension of payment in respect of banks or credit providers, is a period of 10 days following the Expiry Time, and in the case of a Material Adverse Effect or a failure of the Company to perform its covenants or the inaccuracy of the Company's representations and warranties, is a period of 10 days following the date of notice to the Company of such event. These obligations of the Offeror are without prejudice to its other rights and remedies under the Support Agreement, including its right to terminate the Support Agreement on bases other than the failure of the conditions giving rise to such obligations to extend the Expiry Time. See Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Extension of Expiry Time."

        Subject to the restrictions described in Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement," the Offeror may, in its sole discretion, at any time and from time to time during the Deposit Period or at any other time if permitted by law, extend the Deposit Period, waive any term or condition or withdraw the Offers by giving written notice, or other communication confirmed in writing, of such extension, modification, waiver or withdrawal to the Depositary at its principal office, and, if required by law, by causing the Information Agent as soon as practicable thereafter to communicate such notice to all holders whose Shares have not been taken up prior to the extension, modification, waiver or withdrawal in the manner set forth in Section 11 of the Offers To Purchase entitled "Notices and Delivery." The Offeror and the Company have agreed in the Support Agreement, however, that the Offeror shall not, without the prior consent of the Company, increase the Minimum Condition (provided that, for certainty, the Offeror, at its election, may waive the Minimum Condition), decrease the consideration per Share, change the form of consideration payable under the Offers (other than to add consideration), decrease the percentage of Shares in respect of which the Offers are made, impose additional conditions to the Offers (other than to add a condition in respect of approval under the HSR Act in the event that the consideration per Share is increased such that approval would be required in connection with the Offers) or otherwise vary the Offers (or any terms or conditions thereof) in a manner which is materially adverse to the holders of Shares (it being understood that an extension of the Offers or a permitted waiver of any condition thereto will not be considered materially adverse to the holders of Shares). In addition, the Offeror has agreed with the Company that it may not waive, as a condition to the Class A Shares Offer, that it takes up and pays for Common Shares deposited under the Common Shares Offer.

        The Offeror will as soon as practicable after giving notice of an extension, modification, waiver or withdrawal to the Depositary make a public announcement of the extension, modification, waiver or withdrawal and provide a copy of the notice to the Nasdaq, and such announcement in the case of any extension will be made no later than the previously scheduled Expiry Time. Subject to applicable United States federal securities laws (including Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform them of such changes) and applicable Canadian provincial securities laws and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or similar announcement.

        Under the Exchange Act, if the Offeror makes a material change in the terms of an Offer, or if it waives a material condition to an Offer, the Offeror will extend the Offers and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of an Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offers will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this paragraph, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period between 12:01 a.m. through Midnight, New York City time.

        Under applicable Canadian securities laws, where the terms of an Offer are varied (other than a variation consisting solely of a waiver of a condition of such Offer), the Deposit Period will not end before ten days after the notice of such variation has been given to holders of Shares, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable Canadian securities regulatory authorities.

        In addition, under applicable Canadian securities laws, if at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to an Offer, a change occurs in the information contained in the Offers To Purchase or the Circular, each as amended from time to time, or in the facts on which it is based, that may affect or would reasonably be expected to affect the decision of a holder to accept or reject the relevant Offer, the Offeror will give written notice of such change to the Depositary and will cause the Information Agent to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offers To Purchase entitled "Notices and Delivery" to all Persons who were required to receive the Offers To Purchase and Circular and whose Shares have not been taken up pursuant to the relevant Offer at the date of the occurrence of the change.

        An extension of the Deposit Period, a variation of an Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 1 of the Offers To Purchase entitled "The Offers."

        Pursuant to Rule 14d-11 under the Exchange Act, the Offeror, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offers on one occasion for a period of at least 3 business days and not to exceed 20 business days (the "Subsequent Offering Period") following the expiration of the Offers at the initial Expiry Time. Pursuant to such rule, the Offeror may include a Subsequent Offer Period with respect to the Offers so long as:

  •
  the Offers were open for at least twenty business days and has expired;

  •
  the Offers were for all outstanding Shares of the classes that are the subject of the Offers;

  •
  the Offeror accepts and promptly pays for all Shares deposited during the Offers;

  •
  the Offeror announces the results of the Offers, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m. Montreal time on the next business day after the Expiry Time and immediately begins the Subsequent Offering Period;

  •
  the Offeror immediately accepts and promptly pays for Shares as they are deposited during the Subsequent Offering Period; and

  •
  the Offeror pays the same form and amount of consideration for all Shares deposited during the Subsequent Offering Period.

        A Subsequent Offering Period, if one is included, does not constitute an extension of the Offers for purposes of the Exchange Act, although it may constitute an extension of the Offers under other applicable securities law. For purposes of the Exchange Act, a Subsequent Offering Period is an additional period of time, following expiration of the Offers, in which stockholders may deposit Shares not deposited during the Offers. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an extension of the Offers by the same period of time and on the same terms and conditions as the Subsequent Offering Period under the Exchange Act. The Offeror does not currently intend to include a Subsequent Offering Period in the Offers, although it reserves the right to do so in its sole discretion. If the Offeror elects to include a Subsequent Offering Period, it will include a statement of its intention to do so in the press release announcing the results of the Offers and, for purposes of applicable Canadian securities laws, will provide a written notice of variation of the Offers with respect to the implementation of the Subsequent Offering Period to the Depositary and will cause the Information Agent to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offers To Purchase entitled "Notices and Delivery" to all Persons who were required to receive the Offers To Purchase and Circular and whose Shares have not been taken up pursuant to the relevant Offers at the date of the variation. Except as described in Section 6 below entitled "Withdrawal of Deposited Shares," no withdrawal rights will apply during the Subsequent Offering Period with respect to Shares deposited under the Offers which have been taken up at the date of the notice of variation referred to above or to Shares deposited during the Subsequent Offering Period which have subsequently been taken up. In the event of a Subsequent Offering Period, the "Expiry Time" shall be 12:01 a.m. on the day after the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5 of the Offers To Purchase. The same consideration will be paid to holders tendering Shares during the initial Deposit Period under the Offers or during the Subsequent Offering Period, if one is included.

        Under applicable Canadian securities laws, a Subsequent Offering Period must be for at least 10 calendar days from the date of notice of variation referred to above. As a result, to comply with the applicable laws of Canada and the Exchange Act, if the Offeror elects to make a Subsequent Offering Period available, the Subsequent Offering Period will be for at least 10 calendar days from the date of notice of variation and will not exceed 20 business days from the initial Expiry Time. The Offeror will immediately accept for payment and promptly pay for all Shares deposited during the Subsequent Offering Period.

        If the Offeror extends the Offers, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of the Offeror under the Offers, the Depositary may retain deposited Shares on behalf of the Offeror and such Shares may not be withdrawn, except to the extent that depositing holders are entitled to withdrawal rights as set forth in Section 6 of the Offers To Purchase entitled "Withdrawal of Deposited Shares." The Depositary, on behalf of the Offeror, is also bound by Rule 14e-1(c) in retaining the Shares under these circumstances. The ability of the Offeror to delay the payment for Shares that the Offeror has accepted for payment is limited, however, by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the Shares deposited by or on behalf of holders of Shares promptly after the termination or withdrawal of such bidder's offer, unless the bidder elects to offer a Subsequent Offering Period under the Exchange Act and pays for Shares deposited during the Subsequent Offering Period in accordance with that rule. Notwithstanding the foregoing, under Canadian securities laws, the Offers may not be extended by the Offeror if all the terms and conditions of the Offers, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Shares validly deposited under the Offers and not withdrawn (except in cases in which the withdrawal rights described in clause (b) of Section 6 of the Offers To Purchase entitled "Withdrawal of Deposited Shares" apply, in which case the Offers shall be extended without the Offeror first taking up the Shares that are subject to the rights of withdrawal).

        If the consideration being offered for the Shares under an Offer is increased, the increased consideration will be paid to all depositing holders whose Shares are taken up under either Offer without regard to when such Shares are taken up by the Offeror.

6.     Withdrawal of Deposited Shares

        Except as otherwise stated in this section, all deposits of Shares pursuant to the Offers are irrevocable. Shares deposited in acceptance of the Offers may be withdrawn by or on behalf of the depositing holder:

  (a)
  at any time before the Shares have been taken up by the Offeror pursuant to the Offers;

  (b)
  at any time before the expiration of ten days from the date upon which either:

  (i)
  a notice of change relating to a change which has occurred in the information contained in the Offers To Purchase or Circular or in the facts upon which they are based, which change is one that may affect or would reasonably be expected to affect the decision of a holder to accept or reject the relevant Offer in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offers; or

  (ii)
  a notice of variation concerning a variation in the terms of the Offers (other than a variation consisting solely of an increase in the consideration offered for the Shares pursuant to the relevant Offer where the time for deposit is not extended for a period greater than ten days or a variation consisting solely of a waiver of a condition of the relevant Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities;

  (c)
  at any time after three business days from the date the Offeror takes up such Shares, if such Shares have not been paid for by the Offeror; or

  (d)
  as required by the Exchange Act, at any time after March 29, 2004, provided that the Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary or the Canadian Forwarding Agent of the notice of withdrawal in respect of such Shares.

If the Offeror waives any terms or conditions of an Offer and extends the Offers in circumstances where the rights of withdrawal set forth in clause (b) above are applicable, the Offers shall be extended without the Offeror first taking up the Shares which are subject to the rights of withdrawal.

        Withdrawals of Shares deposited under an Offer must be effected by notice of withdrawal made by or on behalf of the depositing holder and must be received by the Depositary or the Canadian Forwarding Agent at the place of deposit of the applicable Shares within the time limits indicated above. Notice of withdrawal must (a) be made by a method, including facsimile transmission, that provides the Depositary or the Canadian Forwarding Agent with a written or printed copy and (b) specify the name of the Person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, the name of the registered holder (if different from the Person who tendered the Shares) and the certificate number shown on each certificate representing the Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary or the Canadian Forwarding Agent of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Shares deposited for the account of an Eligible Institution. If Common Shares have been deposited pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. None of the Offeror, the Depositary, the Canadian Forwarding Agent, the Dealer Manager or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

        Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not validly deposited for purposes of an Offer. However, withdrawn Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance."

        In addition to the foregoing rights of withdrawal, holders of Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 20 of the Circular entitled "Offerees' Statutory Rights."

        All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

        Except as required under applicable Canadian provincial securities laws as described in Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers," no withdrawal rights will apply during the Subsequent Offering Period with respect to Shares deposited under the Offers which have been taken up at the date the notice of the Subsequent Offering Period is given or with respect to Shares deposited during the Subsequent Offering Period which have subsequently been taken up.

7.     Payment for Deposited Shares

        Upon the terms and subject to the conditions of the Offers specified in Section 4 of the Offers To Purchase entitled "Conditions of the Offers," the Offeror will take up and pay for Shares validly deposited under the Offers and not withdrawn prior to the Expiry Time pursuant to Section 6 of the Offers To Purchase entitled "Withdrawal of Deposited Shares" and, after such acceptance, will promptly pay for the Shares, and in any event the Support Agreement requires the Offeror to do so not later than three business days after the time at which it is entitled to take up such Shares pursuant to applicable law. The Offeror will take up and promptly pay for Shares validly deposited under the Offers and not withdrawn during any Subsequent Offering Period, if one is included, after it receives such validly deposited Shares.

        Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the Shares deposited by or on behalf of holders of Shares promptly after the termination of the Offers or withdrawal of the Shares, and the Support Agreement, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Shares or to withdraw the Offers and not take up or pay for any Shares if any condition specified in Section 4 of the Offers To Purchase entitled "Conditions of the Offers" is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary. Subject to the Support Agreement and compliance with Rule 14e-1(c), the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of an Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable governmental regulatory approvals or clearances. The Offeror will not, however, take up and pay for any Shares deposited under an Offer unless it simultaneously takes up and pays for all Shares then validly deposited under the Offers and not withdrawn.

        Under the Support Agreement, the Offeror has agreed with the Company that under no circumstances will it take up and pay for the (i) Class A Shares deposited under the Class A Shares Offer unless it also takes up and pays for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Shares Offer.

        The Offeror will be deemed to have taken up Shares validly deposited under the Offers and not withdrawn as, if and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

        The Offeror will pay for Shares validly deposited under the Offers and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing holders. The Depositary will act as the agent of Persons who have deposited Shares in acceptance of the Offers for the purposes of receiving payment from the Offeror and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing Shares.

        Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in United States funds in the amount to which the Person depositing Shares is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, the cheque will be issued in the name of the registered holder of deposited Shares. If no address is specified, a cheque payable in respect of registered Shares will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

        Depositing holders will not be obligated to pay any brokerage fee or commission if they accept an Offer by depositing their Shares directly with the Depositary or the Canadian Forwarding Agent. If a depositing holder owns Shares through a broker or other nominees and such broker or nominee deposits Shares on the holder's behalf, the broker or nominee may charge a fee for doing so.

8.     Return of Deposited Shares

        If any deposited Shares are not taken up and paid for pursuant to the terms and conditions of an Offer for any reason or if certificates are submitted for more Shares than are deposited, certificates for Shares that are not purchased will be returned at the Offeror's expense as soon as practicable after the Expiry Time or withdrawal and early termination of the relevant Offer, as the case may be, by sending certificates representing Shares not purchased by first class mail in the name of and to the address specified by the holder in the Letter of Acceptance and Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of the Company. In the case of Common Shares deposited by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, such Common Shares will be credited to an account maintained with the Book-Entry Transfer Facility.

9.     Mail Service Interruption

        Notwithstanding the provisions of the Offers To Purchase, the Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, Share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, Share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this section as soon as reasonably practicable after the making of such determination and in accordance with the provisions of Section 11 of the Offers To Purchase entitled "Notices and Delivery." Notwithstanding the provisions of Section 7 of the Offers To Purchase entitled "Payment for Deposited Shares," cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing holder at the office of the Depositary.

10.   Dividends and Distributions; Liens

        If, on or after the date of the Offers, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offers To Purchase entitled "Conditions of the Offers," make such adjustments as it deems appropriate to the purchase price or other terms of the Offers (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

        Shares acquired pursuant to the Offers shall be transferred by the holder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of the Offers on or in respect of the Shares.

        If, on or after the date of the Offers, the Company should declare, make or pay any Distribution (in respect of Shares accepted for purchase pursuant to the Offers) which is payable or distributable to the holders on a record date which is prior to the date of transfer of such Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company, then without prejudice to the Offeror's rights under Section 4 of the Offers To Purchase entitled "Conditions of the Offers" (a) in the case of any cash dividend, distribution or payment in respect of the Shares that does not exceed the cash purchase price per Share, the cash consideration payable per Share pursuant to the Offers will be reduced by the amount of any such dividend, distribution or payment and (b) in the case of any cash dividend, distribution or payment in respect of the Shares that exceeds the cash purchase price per Share, or in the case of any other Distribution, the whole of any such Distribution will be received and held by the depositing holder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing holder to the Depositary or the Canadian Forwarding Agent for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by the Offeror pursuant to the Offers or deduct from the purchase price payable by the Offeror pursuant to the Offers the amount or value of the Distribution, as determined by the Offeror in its sole discretion. In the event of any reduction in the amount paid per Share under the Offers resulting from a cash dividend, distribution or payment as described above, the Offers will be extended, if necessary, in accordance with Section 5 of the Offers To Purchase entitled "Extension and Variation of the Offers" such that not less than 10 business days remain before the Offers expire. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under Sections 15 and 16 of the Circular entitled "Material Canadian Federal Income Tax Considerations" and "Material United States Federal Income Tax Considerations."

11.   Notices and Delivery

        Without limiting any other lawful means of giving notice, any notice to be given by the Offeror or the Information Agent pursuant to the Offers will be deemed to have been properly given to holders of registered Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered holders of Shares at their respective addresses as shown on the share register maintained by or on behalf of the Company in respect of the Shares and will be deemed to have been received on the third business day following the date of mailing, provided that in the case of notices referred to in Sections 5 and 6 of the Offers To Purchase entitled "Extension and Variation of the Offers" and "Withdrawal of Deposited Shares," respectively, such notices will be deemed to have been given and be effective on the day on which they are delivered or otherwise communicated to the Depository at its principal office. These provisions apply notwithstanding any accidental omission to give notice to any one or more holders and notwithstanding any interruption of mail services in Canada or in the United States following mailing. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offeror or the Information Agent may give or cause to be given under the Offers will be deemed to have been properly given and to have been received by holders if (a) it is given to the Nasdaq for dissemination through its facilities, (b) if it is published once in La Presse and in the National Edition of The Globe and Mail and The Wall Street Journal, or (c) it is given to the Dow Jones News Service and Canada News Wire Service.

        The Company has provided the Offeror with its shareholder list and security position listings for the purpose of disseminating the Offers to its holders. The Offers To Purchase, the Circular, the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery will be mailed to all registered holders of Shares (and to registered holders of SARs, Options and other securities exercisable into Common Shares), and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Shares (and securities exercisable into Shares) when such list or listing is received.

        Whenever the Offers call for documents to be delivered to the Depositary or the Canadian Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary or the Canadian Forwarding Agent in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   Other Terms of the Offers

        The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Shares deposited pursuant to the Offers, but any such transfer will not relieve Parent or the Offeror of its obligations under the Offers and will in no way prejudice the rights of Persons depositing Shares to receive payment for Shares validly deposited and accepted for payment pursuant to the Offers.

        No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offers other than as contained in the Offers To Purchase, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates, the Dealer Manager, the Depositary or the Canadian Forwarding Agent for the purposes of the Offers.

        The Offers shall be interpreted in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein and all contracts resulting from the acceptance of the Offers shall be governed by such laws. The foregoing shall not restrict the applicability to the Offers of the securities laws of the United States and other jurisdictions.

        The Offers are not being made to (nor will deposits of Shares be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offers in any such jurisdiction and extend the Offers to holders of Shares in any such jurisdiction.

        The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offers, the Offers To Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offers and the validity of any withdrawal of Shares.

        The provisions of the accompanying Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, including the instructions contained therein, form part of the terms and conditions of the Offers.

        The Offers To Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offers. Holders of Shares are urged to refer to the accompanying Circular for additional information relating to the Offers.

6181708 Canada Inc.
	(Signed)	James M. Loree President and Chief Financial Officer
The Stanley Works
	(Signed)	James M. Loree Executive Vice President, Finance and Chief Financial Officer
DATED: January 30, 2004

CIRCULAR

        This Circular is furnished in connection with the Offers dated January 30, 2004 by the Offeror to purchase all of the outstanding Common Shares and Class A Shares at a price of U.S.$15.25 per Share, net to the seller in cash. The terms and provisions of the Offers To Purchase are incorporated into and form part of this Circular, and holders of Shares should refer to the Offers To Purchase for details of its terms and conditions, including details as to payment and withdrawal rights.

        Except as otherwise indicated, the information concerning the Company contained in the Offers To Purchase and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the Commission and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to the Company taken from or based upon such documents and records are untrue or incomplete, neither the Offeror, Parent nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to the Company taken from or based upon such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

1.     The Offeror and Parent

        General.    The Offeror was incorporated pursuant to the CBCA on January 14, 2004 and is a wholly owned subsidiary of Stanley Canada, which is an indirect wholly owned subsidiary of Parent. The Offeror has carried on no business other than in respect of the Offers. The registered office of the Offeror is located at 1170 Invicta Drive, Oakville, Ontario Canada L6H 6G1, and its telephone number at that location is (905) 825-1981.

        Stanley Canada is a company organized pursuant to the Companies Act (Nova Scotia). Stanley Canada is engaged in the distribution and sale of hand tools, hardware and fastening products, the manufacture, distribution and sale of home décor products, entry doors and mechanics tools and the supply and installation of automatic doors. Stanley Canada's registered office is located at Suite 900, Purdy's Wharf Tower One, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2, and its telephone number at that location is (902) 420-3200.

        Stanley is a corporation organized under the laws of the State of Connecticut. Stanley was founded in 1843 by Frederick T. Stanley and incorporated in 1852. Stanley is a worldwide producer of tools and door products for professional, industrial and consumer use. Stanley's principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and its telephone number is (860) 225-5111. Pursuant to the Support Agreement, Stanley has agreed to cause the Offeror to make the Offers.

        The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the executive officers and directors of Parent, Stanley Canada and the Offeror are set forth on Schedule I.

        Available Information.    Parent is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, Parent files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in its proxy statements certain information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of those Persons in transactions with Parent. These reports, proxy statements and other information may be inspected at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Commission's public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330.

Copies of reports, proxy statements and other information regarding registrants that file electronically (including the Parent) are available at the Commission's web site at http://www.sec.gov.

        Except as set forth elsewhere in the Offers To Purchase, the Circular or Schedule I hereto:

  •
  There have been no transactions that would require reporting under the rules and regulations of the Commission between Parent, Stanley Canada or the Offeror or any of their respective subsidiaries or, to the knowledge of Parent, Stanley Canada or the Offeror, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand.

  •
  There have been no material contacts, negotiations or transactions between Parent, Stanley Canada or the Offeror or any of their respective subsidiaries or, to the knowledge of Parent, Stanley Canada or the Offeror, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

2.     The Company

        General.    The Company is a corporation governed by the CBCA. The Company designs, develops, markets and installs integrated systems and products predominantly for financial institutions, government agencies and major industrial corporations. The Company also provides service and support for its products and systems. The Company's systems include self-service and financial transaction processing and integrated security systems. The preceding description of the Company's business has been derived in part from the Company's Form 20-F for the fiscal year ended January 31, 2003 and is qualified in its entirety by reference to the Form 20-F.

        The Company's principal executive offices are located in the Montreal metropolitan area at 160 Graveline Street, St. Laurent, Quebec, Canada H4T 1R7, and its telephone number is (514) 738-7300.

        The authorized capital of the Company consists of an unlimited number of preferred shares, an unlimited number of Common Shares and 1,220,610 Class A Shares. The Company has informed Parent and the Offeror that, as of January 19, 2004, there were 1,971,657 Common Shares outstanding, 799,567 Class A Shares outstanding, options outstanding to acquire 233,575 Common Shares, all of which were In-the-Money Options, and 900 SARs. Each of the outstanding Common Shares carries the right to one vote. Each of the outstanding Class A Shares carries the right to four votes; however, on any transfer of such Class A Shares (with certain limited exceptions), such Class A Shares convert to Common Shares on a one-for-one basis carrying the right to one vote per Share. The Common Shares are listed on the Nasdaq SmallCap Market under the symbol "FBAY." The Class A Shares are not traded on the Nasdaq SmallCap Market or any other securities market or exchange.

        Certain Management Estimates.    During the course of discussions among Parent and the Company that led to the Offers, the Company provided Parent with estimates of certain business and financial information for the fiscal years ending January 31, 2004 and January 31, 2005 that was not publicly available. Set forth below is a summary of this information. This information should be read together with the financial statements of the Company referred to herein.

        These estimates are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. These estimates were not prepared with a view to public disclosure or compliance with published guidelines of the Commission, the Canadian provincial securities regulatory authorities or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Circular only because they were provided to Parent and the Offeror. None of Parent, the Offeror nor any of their representatives assumes any responsibility for the accuracy of these estimates. While presented with numerical specificity, these estimates are based upon a variety of hypothetical assumptions (not all of which were stated therein and not all of which were provided to Parent) relating to the businesses of the Company, which may not be realized and are subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately, many of which are beyond the control of the Company and Parent. There can be no assurance that these estimates will be realized, and actual results may vary materially from those shown. In addition, the estimates do not take into account any of the transactions contemplated by the Support Agreement, including the Offers, a Compulsory Acquisition or a Subsequent Acquisition Transaction. The inclusion of the estimates set forth below should not be regarded as a representation by Parent, the Offeror or any of their respective affiliates or representatives or by the Company or any of its affiliates or representatives that the estimated results will be achieved.

        The management estimates provided to Parent projected sales of Cdn.$51.812 million for fiscal year 2004 and Cdn.$59.379 million for fiscal year 2005; earnings from operations of Cdn.$4.730 million for fiscal year 2004 and Cdn.$6.356 million for fiscal year 2005; and net income of Cdn.$3.074 million for fiscal year 2004 and Cdn.$4.004 million for fiscal year 2005.

        Parent and the Offeror have been informed by the Company that neither the Company nor any of its affiliates or representatives has made, or makes, and neither Parent, the Offeror nor any of their affiliates or representatives makes, any representation to any Person regarding the information contained in the estimates and none of them intends to update or otherwise revise the estimates to reflect circumstances existing after the date when made or to reflect occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

        Available Information.    The Company is subject to the informational filing requirements of the rules of the Nasdaq and the Exchange Act. In accordance therewith, the Company files periodic reports and other information with the Commission relating to its business, financial condition and other matters. These reports and other information may be inspected at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Commission's public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. Copies of certain reports and other information regarding Canadian registrants that file electronically with the Commission (including the Company) are available at the Commission's web site at http://www.sec.gov. The Company is not a "reporting issuer" in any province or territory of Canada, although it is a "distributing corporation" as that term is defined under the CBCA.

        Recent Developments.    On December 19, 2003, the Company signed a five year contract to install and operate 80 automated teller machines, or ATMs, in Ultramar's Eastern Canadian service stations and convenience stores. Pursuant to this turnkey contract, the Company will supply the equipment and all related services, including vault cash loading and handling. The Company has informed Parent that it expects that this contract will generate annual revenues of in excess of Cdn.$1,000,000.

        The Company is at the final stages of negotiating a five year contract which it anticipates concluding with a major Canadian supermarket chain for the installation and operation of over 300 ATMs at its various locations. The majority of the ATMs will be under a full turnkey agreement, with a few remote locations choosing the Company's self-vaulting option. In all cases, the Company will supply the ATMs and, in the case of the full turnkey machines, the Company will also be responsible for providing vault cash loading and handling. The Company has informed Parent that it expects that this contract will generate annual revenues of in excess of Cdn.$3,000,000 to Cdn.$5,000,000.

        The Company is at the final stages of negotiating a Cdn.$2,500,000 contract which it anticipates concluding with a global industrial company operating in the food and beverages sector for the installation of integrated security systems at the company's seven Canadian locations. The systems will include access controls, alarms, closed circuit televisions, local positioning, integration appliances, badging and visitor management. The installations are scheduled to be performed over the next 12 to 18 months.

        In the summer of 2003, the Company was awarded a 5-year contract to supply and operate ATMs for the new terminal at Pearson International Airport in Toronto, Ontario. This contract, which is expected to be signed in February 2004, also extends to April 2009 the term of the contract pursuant to which the Company already operates 29 ATMs at Pearson International Airport. The Company currently generates annual revenues from these ATMs of in excess of Cdn$1,000,000. As a result of this new contract, the Company has informed Parent that it expects to operate a total of 35 to 45 ATMs in and around Pearson International Airport during the period ending April 2009.

3.     Options and SARs.

        The Common Shares Offer is made only for Common Shares and is not made for options or stock appreciation rights to purchase Common Shares, including Options or SARs. Any holder of an Option who wishes to accept the Offers should (i) exercise the Options in order to obtain certificates representing Common Shares and deposit such Common Share certificates in accordance with the Common Shares Offer or (ii) follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." Any holder of SARs who wishes to exercise such rights in connection with the Offers should follow the procedures described in Section 3 of the Offers To Purchase entitled "Manner of Acceptance—Options and SARs." The Company has agreed not to issue any Common Shares in respect of any exercises of SARs.

        Prior to the commencement of the Offers, the Company took action to (a) authorize the amendment of each agreement pursuant to which Options were granted under the Stock Incentive Plan to provide for the acceleration of the vesting or exercisability of any Option under such agreement upon the purchase by the Offeror of Common Shares pursuant to the Common Shares Offer and (b) determine for purposes of the Stock Incentive Plan that the fair market value of the Common Shares as of the date of exercise of the SARs is equal to U.S.$15.25 (being the consideration paid in the Offers). The Company is in the process of taking the necessary steps to amend the relevant Option agreements with each holder of unvested Options. Options not exercised pursuant to an Option Election will remain outstanding, although the Offeror intends, following completion of the Offers, to take steps to acquire any Common Shares not acquired pursuant to the Offers, including any Common Shares issuable pursuant to the exercise of Options.

        Holders of Options and SARs should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not to exercise their Options or SARs.

4.     Background to the Offers

        Parent continually explores and conducts internal discussions with regard to acquisitions and other corporate transactions that are consistent with its corporate strategies.

        In September 2003, the Financial Advisor contacted Parent, on behalf of the Company, to solicit interest in a potential acquisition of the Company. In connection therewith, the Financial Advisor distributed to Parent an overview of the Company. At that time, Parent also signed a non-disclosure agreement and was provided with a more comprehensive confidential information memorandum ("CIM") describing the Company in greater detail.

        Parent was asked to submit a non-binding indication of interest. On November 11, 2003, Parent provided the Financial Advisor with an expression of interest to acquire all of the Shares at a purchase price of between Cdn.$48 million to Cdn.$52 million in the aggregate, less any debt owed by the Company. From November 5, 2003 to November 18, 2003, the Company allowed Parent and other parties access to the data room set up at the offices of Lapointe Rosenstein, legal counsel to the Company, and conducted management presentations on the Company for Parent. Additional visits to the data room by representatives of Parent continued until December 11, 2003.

        On November 25, 2003, the Financial Advisor delivered to Parent a detailed, non-binding overview of the specific terms and conditions (the "Term Sheet") upon which the Company would be willing to conclude a transaction with Parent, together with a draft exclusivity agreement (the "Exclusivity Agreement"). Parent and three other parties were provided with instructions to submit their comments to the Financial Advisor on such documents by December 12, 2003 and advised that, on the basis of the responses received by it, the Company would be willing to consider entering into the Exclusivity Agreement for a short period of time with one of the parties in order to attempt to finalize a definitive agreement with such party for the acquisition of the Company.

        On December 12, 2003, Parent submitted its revised expression of interest with comments on the terms and conditions of the proposed transaction and the Exclusivity Agreement, in which it indicated that it would be prepared to offer to acquire all of the Shares at a purchase price of Cdn.$55.9 million in the aggregate, less any debt owed by the Company, equivalent at such time to U.S.$14.33 per share. From the date of its initial delivery to Stanley until December 18, 2003, the Company and Parent, together with their legal and financial advisors, negotiated the Term Sheet.

        The Financial Advisor contacted Parent to obtain clarifications regarding certain elements of its indication and requested that Parent increase its purchase price and make its proposal in U.S. dollars per share, rather than in Canadian dollars on an aggregate basis. Thereafter, on December 18, 2003, the Company and Parent executed the Term Sheet that specified U.S.$15.25 per share and the Exclusivity Agreement pursuant to which the Company agreed not to solicit or participate in discussions with any other Person concerning the sale of the Company while negotiations continued. The Exclusivity Agreement was to initially expire on January 7, 2004. On January 7, 2004, the Company subsequently agreed to extend the term of the Exclusivity Agreement to January 14, 2004. Then, on January 14, 2004, the Company agreed to extend the Exclusivity Agreement to January 19, 2004.

        Commencing on December 18, 2003, Parent began conducting confirmatory due diligence in respect of the Company. On January 2, 2004, Osler, Hoskin & Harcourt LLP, Canadian counsel to Parent, provided a preliminary draft of the Support Agreement and the Lock-Up Agreement to the Company.

        From January 2, 2004 to January 19, 2004, representatives of the Company and Parent negotiated the terms and conditions of the Support Agreement and the Lock-Up Agreement. In addition, the parties discussed the terms of employment arrangements between the Company and Barry Katsof and Ronald Waxman. The terms of these arrangements are described in Section 12 of the Circular entitled "Arrangements, Agreements or Understandings."

        On January 19, 2004, the Offeror and Parent were informed that on the recommendation of the Special Committee, the Company's Board approved by unanimous vote the Offers, the Support Agreement and the transactions contemplated thereby and, as a consequence, the Support Agreement, the Lock-Up Agreement and the related transaction documents were executed.

        Prior to the open of the United States financial markets on January 20, 2004, the Company and Parent issued a joint press release announcing the Offers.

        For additional information regarding the background of the Offers, see "Item 4. The Solicitation or Recommendation—Background of the Offers" in the Schedule 14D-9 being furnished to holders of Shares contemporaneously with the Offers To Purchase and Circular.

5.     Agreements Relating to the Offers

        Except as described elsewhere in the Offers To Purchase or the Circular and as described below, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of the Company with respect to the Offers or between the Offeror and any Person or company with respect to any securities of the Company in relation to the Offers.

Support Agreement

        The support agreement (the "Support Agreement") dated January 19, 2004, between Parent, the Offeror and the Company sets forth the terms and conditions upon and subject to which the Offers are to be made by the Offeror. The following is a summary of the principal terms of the Support Agreement, which has been filed as Exhibit (d)(1) to the Offeror's and Parent's Tender Offer Statement on Schedule TO filed with the Commission on the date of the Offers. This summary is not a complete description and is qualified in its entirety by reference to the Support Agreement.

        The Offers.    Parent and the Offeror agreed to make the Offers on the terms and conditions set forth in the Support Agreement. The Support Agreement provides that, provided all of the conditions to the Offers have been satisfied or waived by the Offeror, the Offeror will take up and pay for all Shares deposited under the Offers as soon as reasonably possible and, in any event, not later than three business days following the time at which it becomes entitled to take up such Shares under the Offers pursuant to applicable securities and corporate laws. The obligations of the Offeror to take up and pay for any Shares deposited under the Offers are subject to the conditions specified in Section 4 of the Offers To Purchase entitled "Conditions of the Offers." The Offeror has agreed that under no circumstances will it take up and pay for the (i) Class A Shares deposited under the Class A Shares Offer unless it also takes up and pays for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Shares Offer.

        Support for the Offers.    Subject to the Company's retained ability to receive and respond to bona fide and superior alternative offers pursuant to the Support Agreement, the Company has agreed to take all reasonable action to support the Offers in the manner contemplated by the Support Agreement and use its commercially reasonable efforts to obtain support for the Offers from the holders of Shares as reasonably requested by the Offeror. The Company has represented to Parent and the Offeror that, among other things: (a) its Board of Directors has received a written opinion from its financial advisor, USBX Advisory Services LLC, that the Offers are fair, from a financial point of view, to the holders of Shares; (b) the Support Agreement and the transactions contemplated by the Support Agreement, including a Subsequent Acquisition Transaction, have been approved by the "disinterested directors" of the Company as defined in the articles of the Company; (c) having consulted with its financial and legal advisors and received the recommendations of the special committee of the Board of Directors of the Company and the fairness opinion of its financial advisor, the Board of Directors (i) has determined that the Offers are fair, from a financial point of view, to the holders of Shares and the Offers are in the best interests of the Company; (ii) has unanimously approved the Offers, the Support Agreement and the transactions contemplated thereby; and (iii) has unanimously resolved to recommend in writing that holders of Shares accept the Offers; and (d) after reasonable enquiry, the Company and its Board of Directors have been advised that all of the directors and senior officers of the Company intend to deposit under the Offers their Shares, including the Shares of which they are the beneficial owners and the Shares issuable on the exercise of all Options held by them to be exercised in the manner contemplated by the Support Agreement.

        Designation of Directors.    The Support Agreement provides that, promptly upon the acquisition by the Offeror pursuant to the Offers of such number of Shares which carry a majority of the votes attached to the outstanding Shares on the date of acquisition (taking into account the conversion of the

Class A Shares deposited under the Class A Shares Offer upon the Offeror taking up and paying for such Shares), and from time to time thereafter as Shares are acquired by the Offeror, the Offeror shall be entitled to designate such number of directors of the Company, rounded up to the next whole number, as is equal to the product of (i) the number of directors on the Board of Directors of the Company (after giving effect to any increase in the number of directors), and (ii) the percentage that the number of votes attached to Shares owned by the Offeror bears to the aggregate number of votes attached to all of the Shares outstanding (taking into account the conversion of Class A Shares deposited under the Class A Shares Offer upon the Offeror taking up and paying for such shares). The Company shall, upon request by the Offeror, promptly take all commercially reasonable action necessary to so cause the Offeror's designees to be elected to the Board of Directors of the Company, including without limitation (i) increasing the size of the Board of Directors of the Company or (ii) securing the resignation of one or more directors of the Company, commencing with those directors with the longest remaining terms of office, or both; provided, however, that the last director required to resign shall be an Independent Director, as defined in the NASDAQ Marketplace Rules, and the second and third to last directors required to so resign shall be Ronald G. Waxman and Barry E. Katsof, respectively. At such time, the Company shall, if requested by the Offeror, also take all action necessary to cause persons designated by the Offeror to constitute at least the same percentage (with the exact number of persons being rounded up to the next whole number) of the members of (i) each committee of the Board of Directors of the Company, (ii) each board of directors (or similar body) of each Subsidiary, and (iii) each committee (or similar body) of each such board. The provisions of this paragraph are in addition to and not in limitation of any rights which the Offeror, Parent or any of their affiliates may otherwise have as a holder or beneficial owner of Shares with respect to the election of directors or otherwise.

        No Adverse Acts.    The parties agreed that, unless expressly permitted by the Support Agreement, none of the Company or its Subsidiaries, nor Parent or the Offeror, will, directly or indirectly, through any officer, director, employee, advisor, representative, investment banker, agent or otherwise, initiate any act that may in any way adversely affect, or reduce the likelihood of, the successful completion of the Offers.

        Non-Solicitation Obligation of the Company.    The Company has agreed that (a) the Company and its Subsidiaries shall immediately cease and cause to be terminated any discussions or negotiations (directly or indirectly) with any Person with respect to, any liquidation, dissolution, merger, amalgamation, reorganization, recapitalization, take-over bid, sale of all or substantially all of the assets or enterprise, sale of any equity interest (including any Shares but excluding discussions and negotiations with existing holders of Options or SARs relating to the surrender or exercise thereof in conformity with the Support Agreement) or similar transactions involving the Company or any of its Subsidiaries (an "Acquisition Proposal") or potential Acquisition Proposal; (b) the Company shall not waive or vary any terms or conditions of any confidentiality agreements that it entered into with any Persons that were considering Acquisition Proposals and shall forthwith request the return or destruction of all confidential information as contemplated by those confidentiality agreements and shall use all reasonable efforts to ensure that such requests are honoured; and (c) except as permitted by the Support Agreement, none of the Company or its Subsidiaries shall (directly or indirectly, through any officer, director, employee, advisor, representative, investment banker, agent or otherwise) make, solicit, initiate or encourage enquiries or submission of proposals or offers, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or enter into any agreement or understanding concerning, or otherwise co-operate in any way with, or assist or participate in any Acquisition Proposal, or facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

        Ability of the Company to Respond to Bona Fide Acquisition Proposals.    Subject to the Company's compliance with respect to Superior Proposals as discussed below under "—Right to Match a Proposed

Agreement," neither the Board of Directors of the Company nor the Company is prohibited from responding to, participating in any discussions or negotiations with respect to, or providing information (including through any officer or authorized representative) in connection with any unsolicited bona fide written Acquisition Proposal by a third party after the date of the Support Agreement which the Board of Directors of the Company has determined, acting in good faith (after consultation with its legal and financial advisors and considering any clarifications received from such third party), (i) is reasonably likely to be completed in a timely manner, taking into account all legal, financial and regulatory and other aspects of such proposal, and adequate financing arrangements are or will likely be available, and (ii) would, if consummated in accordance with its terms (but without disregarding any uncertainty of completion), result in a transaction more favourable to the holders of Shares from a financial point of view than the transaction contemplated by the Support Agreement (any such Acquisition Proposal, a "Superior Proposal") and where the Board of Directors of the Company, in its reasonable belief, concludes that such action is required in order to discharge properly its fiduciary duties. Nothing contained in the Support Agreement will prohibit the Board of Directors from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act.

        Forthwith after the receipt by any of the directors, senior officers or advisors of the Company of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs any member of the Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal, the Company shall provide notice thereof to the Offeror (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received). Such notice shall be provided first orally and then promptly in writing and the Company shall keep the Offeror informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal, including such other details of the proposal, enquiry or contact known to the Company as the Offeror may reasonably request.

        Notwithstanding the provisions of the Support Agreement, in the event that the Company's Board of Directors receives a written Acquisition Proposal which it determines, acting in good faith, does not contain sufficient information to allow it to make the determinations required to permit it to respond to an Acquisition Proposal, the Company's Board of Directors may request in writing clarification from the party making such Acquisition Proposal solely for the purpose of obtaining such information reasonably necessary for the Board of Directors to determine whether such Acquisition Proposal constitutes a Superior Proposal, but without entering into any negotiations with or providing any non-public information to such party. The Company agreed to forthwith provide copies of any such requests to Parent as well as copies of any responses thereto.

        If the Company or its advisors receive a request for material non-public information from a party who has made a bona fide Acquisition Proposal and the Board of Directors of the Company determines that such Acquisition Proposal is reasonably likely to be completed in a timely manner, taking into account all legal, financial, regulatory and other aspects of such proposal, and would, if consummated in accordance with its terms (but without disregarding any uncertainty of completion), result in a Superior Proposal, then, subject to the provisions set out in "—Right to Match a Proposed Agreement" and "—Break Fee and Damages Payment," and only in such case, the Company may provide such party with access to information regarding the Company, subject to the execution by such party of a confidentiality and standstill agreement which is no less favourable to the Company than the confidentiality agreement between the Financial Advisor, on behalf of the Company, and a subsidiary of Parent; provided that the Company sends a copy of any such confidentiality and standstill agreement to Parent promptly upon its execution and Parent is provided with a list of or copies of the information provided to such Persons and immediately provided with access to similar information to which such Person was provided.

        Right to Match a Proposed Agreement.    Notwithstanding any other provision of the Support Agreement, the Company shall not:

  (a)
  except for the request of the Board of Directors of the Company for additional information necessary to allow it to make the determinations necessary to permit it to respond to an Acquisition Proposal referred to in "—Ability of the Company to Respond to Bona Fide Acquisition Proposals," respond to, participate in any discussions or negotiations with respect to, or provide information in connection with any Acquisition Proposal;

  (b)
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Offeror, the approval of the Support Agreement or the transactions contemplated thereby or the recommendations of the Board of Directors of the Company referred to in "—Support for the Offers" in connection with an Acquisition Proposal;

  (c)
  approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

  (d)
  enter into any letter of intent, agreement in principle, acquisition agreement, support agreement or other similar agreement related to any Acquisition Proposal (each, a "Proposed Agreement");

unless, in each case, the Acquisition Proposal is a Superior Proposal and a period of at least five business days has elapsed following the delivery to the Offeror of written notice of the determination by the Board of Directors of the Company that the Acquisition Proposal constitutes a Superior Proposal, along with a copy of the Acquisition Proposal, request for non-public information and/or Proposed Agreement, as the case may be. During such five business day period, the Company shall provide the Offeror with such information as may be reasonably required by the Offeror to make such adjustments in the terms and conditions of the Offers as would allow the Offeror to proceed with the Offers on such adjusted terms and the Company will engage with the Offeror in good faith negotiations relating thereto. The Offeror shall have the opportunity but not the obligation to offer to so amend the terms of the Support Agreement and the Offers. Within two business days following the end of such five business day period, the Board of Directors of the Company shall review any offer by the Offeror to amend the terms of the Support Agreement and the Offers to determine, acting in good faith and in accordance with its fiduciary duties, whether the Offeror's amended Offers would be at least as favourable to the holders of Shares as the Acquisition Proposal provided for in the Proposed Agreement.

        If the Board of Directors so determines, the Company will enter into an amended agreement with the Offeror reflecting the amended Offers. If the Board of Directors continues to believe, acting in good faith and in accordance with its fiduciary duties, that the Acquisition Proposal continues to be a Superior Proposal and therefore rejects the amended Offers, then the Company and the Board of Directors, as the case may be, shall be entitled to proceed with the applicable action set out in (a), (b), (c) or (d) above, provided, however, that it has determined, in its reasonable belief, that such action is required in order to discharge properly its fiduciary duties and the amount of any payment required to be paid by the Company as a result of such action shall have first been paid in full. If the Offeror does not offer to increase the consideration under the Support Agreement or otherwise amend the Support Agreement and the Offers within such five business day period, the Company and the Board of Directors, as the case may be, will be entitled to proceed with the applicable action set out in (a), (b), (c) or (d) above if, in the opinion of the Board of Directors, acting in good faith, the failure to do so would be inconsistent with the discharge of their fiduciary duties under applicable law, provided that the amount of any payment required to be paid by the Company as a result of such action shall have first been paid in full. Each successive material modification of any Acquisition Proposal, request for non-public information, or Proposed Agreement shall constitute a new Acquisition Proposal for purposes of the requirements of the Support Agreement, initiating an additional five business day notice period.

        Termination of the Support Agreement.    The provisions of the Support Agreement may be terminated at any time in any of the following circumstances:

  (a)
  by agreement in writing executed by Parent, the Offeror and the Company;

  (b)
  by Parent or the Offeror (i) at the time the Offeror is required to mail the Offers, if the conditions to mailing the Offers have not been satisfied and have not been waived by the Offeror (except where the failure of such conditions to be satisfied has resulted primarily from the breach by Parent or the Offeror of the Support Agreement); or (ii) at any time, (A) if the Company shall not have observed and performed its covenants in the Support Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Company at or prior to such time, or (B) if any of the representations and warranties of the Company contained in the Support Agreement shall have been, at the time the Support Agreement was entered into or at any time thereafter, untrue or incorrect, except in the case of clause (B) as would not have a Material Adverse Effect or have a material and adverse effect on the completion of the Offers, provided that in the case of clause (i) where the conditions not met are those relating to circumstances as a result of which the conditions to the Offers are, or are likely to be, incapable of being satisfied, a Material Adverse Effect or the truth of representations and warranties and the performance of covenants, or in the case of clause (ii), a period of 10 days shall have elapsed from the date the Offeror shall have delivered written notice to the Company of such failure of the condition to be satisfied and the failure of the condition or failure to observe or perform its covenants or breach of its representations and warranties has not been cured by the close of business on the 10th day following such notice (with the Offeror having extended the Offers, if necessary, to allow for such 10 day cure periods to expire);

  (c)
  by the Company,

  (i)
  if the Offeror has not mailed documents relating to the Offers to holders of Shares within the time contemplated in the Support Agreement (other than primarily as a result of any act of the Company or breach by the Company of any of its obligations under the Support Agreement or because any of the conditions to mailing the Offers (other than the condition regarding the receipt of all regulatory approvals) were not satisfied or waived);

  (ii)
  if the Offeror has not mailed documents relating to the Offers to holders of Shares by March 30, 2004 (other than primarily as a result of any act of the Company or breach by the Company of any of its obligations);

  (iii)
  at any time, (A) if either of Parent or the Offeror shall not have observed and performed its covenants in the Support Agreement in all material respects to the extent that such covenants were to have been observed or performed by it at or prior to such time, or (B) if any of the representations and warranties of either of Parent or the Offeror contained in the Support Agreement shall have been, at the time the Support Agreement was entered into or at any time thereafter, untrue or incorrect, except in the case of clause (B) as would not reasonably be expected to have a material and adverse effect on the completion of the Offers, provided that in the case of (A) and (B), a period of 10 days shall have elapsed from the date the Company shall have delivered written notice to Parent and the Offeror of the failure to observe or perform such covenants or the breach of its representations or warranties and such failure or breach of its representations or warranties has not been cured by Parent or the Offeror by the close of business on the 10th day following such notice;

    (iv)
    if Shares validly deposited under law and not withdrawn from the Offers have not been taken up and paid for prior to the close of business on the 90th day following the later of mailing of the documents relating to the Offers to holders of Shares and mailing of the last amendment to this Circular (other than an amendment consisting of an extension or condition waiver), unless the failure of the Offeror to take up and pay for the Shares arises primarily as a result of the breach by the Company of any covenant or obligation under the Support Agreement or as a result of any representation or warranty of the Company in the Support Agreement being untrue or incorrect; and provided, for certainty, that if the Offeror's take up and payment for Shares deposited under the Offers is delayed by (A) an injunction or order made by a court or regulatory authority of competent jurisdiction or (B) the Offeror or the Company not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Shares deposited under the Offers, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by the Company pursuant to such provision until the earlier of (x) 150 days after the Offers are commenced and (y) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; provided, however, that the time periods set out in this section (c)(iv) shall be extended by the period, if any, by which the Offers are required to be extended to allow any applicable cure periods to expire;

    (v)
    (A) the Board of Directors has received a Superior Proposal, (B) the Company has notified the Offeror in writing of the existence of a Superior Proposal in accordance with the Support Agreement, (C) following receipt by the Offeror of the notice referred to in "—Right to Match a Proposed Agreement" and a copy of the Superior Proposal, a period of at least five business days has elapsed, (D) taking into account any revised proposal made by the Offeror since receipt of the notice referred to in "—Right to Match a Proposed Agreement," such Superior Proposal remains a Superior Proposal, and (E) the Company has tendered payment of the Break Fee to the Offeror or its designee; or

    (vi)
    if the Offers expire or are withdrawn (except where such expiry or withdrawal has resulted primarily from a breach by the Company of its obligations under the Support Agreement), provided that any Break Fee payable pursuant to the Support Agreement has been paid to the Offeror or its designee;

  (d)
  by Parent or the Offeror if the Minimum Condition is not satisfied or waived or any other condition of the Offers is not satisfied or waived at the Expiry Time (except where the failure of such conditions to be satisfied has resulted primarily from a breach by Parent or the Offeror of its obligations thereunder) and the Offeror has not elected to waive such condition or extend the Offers, provided that (i) if Parent or the Offeror is terminating the Support Agreement on account of the failure of the condition relating to a moratorium on commercial banking activities or suspension of payments in respect of banks or credit providers to have been satisfied, the Expiry Time shall have been extended for a period of 10 days and such condition shall not, at the close of business on the 10th day following such Expiry Time, have been satisfied, or (ii) if Parent or the Offeror is terminating the Support Agreement on account of the failure of the condition relating to a Material Adverse Effect or truth of the Company's representations and warranties or performance of the Company's covenants, the Expiry Time shall have been extended for such period of time as may be required to allow a period of 10 days to elapse from the date the Offeror shall have delivered written notice to the Company of the Material Adverse Effect and/or such failure to observe or perform the covenants or breach of representation or warranty (as the case may be), and such Material Adverse Effect, failure and/or breach shall not have been cured by the Company by the close of business on the 10th day following such notice;

  (e)
  by Parent or the Offeror if any Triggering Event (as defined in "—Break Fee and Damages Payment") shall have occurred;

  (f)
  by Parent or the Offeror if there shall have occurred any Material Adverse Effect; provided that a period of 10 days shall have elapsed from the date the Offeror shall have delivered written notice to the Company of the Material Adverse Effect and such Material Adverse Effect shall not have been cured by the close of business on the 10th day following such notice (with the Offeror having extended the Offers, if necessary, to allow for such 10 day cure period to expire);

  (g)
  by Parent, the Offeror or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Offers and such order, decree, ruling or other action shall have become final and non-appealable (provided that the party seeking termination has used commercially reasonable efforts to oppose, lift or rescind any such order, decree, ruling or other action); or

  (h)
  by Parent, the Offeror or the Company if any law comes into force that has the effect of permanently enjoining or otherwise prohibiting the consummation of the Offers.

        For greater certainty, each of the foregoing termination events is independent of and in addition to each other termination event and may be asserted irrespective of whether any other such termination event may be asserted in connection with any particular event, occurrence or state of facts or otherwise.

        Break Fee and Damages Payment.    A break fee will be payable to the Offeror as provided below in the following circumstances:

  (a)
  The Offeror does not make or withdraws the Offers or elects not to take up and pay for any Shares deposited under the Offers, or the Support Agreement is terminated by the Offeror, as a result of any one of the following (each, a "Triggering Event"):

  (i)
  prior to the Transition Date, the Board of Directors of the Company withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Parent or the Offeror, the approval of the Support Agreement or the transactions contemplated thereby or the recommendations of the Board of Directors referred to in "—Support for the Offers" or resolves to do so or recommends or proposes publicly to recommend that holders of Shares vote in favour of another transaction; or

  (ii)
  prior to the Transition Date, the Board of Directors of the Company shall have failed to reaffirm by press release within two business days its recommendation to holders of Shares that they deposit under the Offers (or, if the Offers are scheduled to expire within such two business days, prior to the scheduled expiry of the Offers) after the public announcement or commencement of any Acquisition Proposal; or

  (iii)
  the Board of Directors of the Company recommends or approves or proposes publicly to approve or recommend any Acquisition Proposal; or

  (iv)
  the Company enters into a Proposed Agreement; or

  (v)
  the Company breaches in any material respect its obligations referred to in "—Non-Solicitation Obligation of the Company," "—Ability of the Company to Respond to Bona Fide Acquisition Proposals" or "—Right to Match a Proposed Agreement"; or

    (vi)
    an Acquisition Proposal shall have been made and (A) taking into account any revised proposal made by the Offeror since receipt of a notice from the Company of the existence of a Superior Proposal in accordance with the Support Agreement, such Superior Proposal remains a Superior Proposal, or (B) the Offeror determines not to make a revised proposal following receipt of a notice from the Company of the existence of a Superior Proposal;

  (b)
  the Company shall have given notice of termination under clause (c)(v) referred to in "—Termination of the Support Agreement"; or

  (c)
  an Acquisition Proposal is publicly announced, proposed, offered or made to the holders of Shares or to the Company prior to the Expiry Time, the Offers have expired and have not been consummated by reason of the Minimum Condition not being satisfied and an Acquisition Proposal, with or without amendment, is thereafter completed within 12 months of the termination of the Support Agreement, in which event, the Company shall forthwith after such event pay to the Offeror, by way of certified cheque or wire transfer of immediately available funds, an amount equal to U.S.$916,568, being approximately 2% of the amount on the date of the Support Agreement that would be paid by the Offeror to acquire all of the Shares pursuant to the completion of the Offers (the "Break Fee").

        For greater certainty, the Company shall not be obligated to make more than one payment in the circumstances referred to above if one or more of the events specified therein occurs.

        Upon receipt of the Break Fee, if the Support Agreement has not already been terminated, the Offeror will be required to terminate the Support Agreement forthwith. Notwithstanding the foregoing, unless the Company has the right to terminate the Support Agreement for the reasons described in clauses (c), (g) or (h) under "—Termination of the Support Agreement," the Offeror has the option not to accept the Break Fee and return it to the Company, in which case the Offeror will not be obligated to terminate the Support Agreement.

        In the event that the Offeror terminates the Support Agreement on account of the Company's failure to perform its covenants in the Support Agreement in all material respects or the occurrence of a Material Adverse Effect as a result of the failure of the Company's representations and warranties to remain true and correct, the Company shall pay the Offeror an amount equal to U.S.$1,374,852, being approximately 3% of the amount on the date of the Support Agreement that would be paid by the Offeror to acquire all of the Shares pursuant to the completion of the Offers (the "Damages Payment").

        If the Break Fee is paid, the Damages Payment will not be required to be paid, and if the Damages Payment has been paid, the Break Fee will not be required to be paid. In addition, if either of the Break Fee or Damages Payment are paid, such payment will constitute the sole and exclusive remedy and recourse of the Offeror and Parent with respect to the non-completion of the Offers and neither the Offeror nor Parent will be entitled to seek specific performance of the Support Agreement or any provision therein, except in either case in the event of a willful breach or intentional or gross fault by the Company.

        Expense Reimbursement.    Except for the obligations of the Company relating to the payment of the Break Fee and the Damages Payment, each of the Offeror, Parent and the Company has agreed to pay its own expenses incurred in connection with the Support Agreement, the completion of the transactions contemplated thereby and/or the termination of the Support Agreement, irrespective of the completion of the transactions contemplated by the Support Agreement.

        Conduct of Business by the Company.    The Company has agreed that, prior to the Transition Date, unless the Offeror or Parent otherwise agree in writing or except as otherwise expressly contemplated or permitted by the Support Agreement, the Company and its Subsidiaries shall each conduct its businesses in the ordinary and regular course of business consistent with past practice and in compliance with applicable laws. The Company has agreed that it will not and will cause each of its Subsidiaries not to take certain actions, including certain actions relating to the issuance of securities or the sale of assets, amendment of organizational documents, distributions by the Company, redemption of securities, reduction of stated capital, acquisition of assets, capital expenditures, incurrence of indebtedness, reorganization or liquidation events, the release, waiver or change of rights or claims, the entry into or modification of certain types of material or certain other contracts or employment or collective bargaining agreements, commencing or settling certain types of litigation, certain hiring or adoption of benefit plans, rendering any representation or warranty in the Support Agreement untrue, reduction of goodwill, insurance contracts, non-payment of taxes and non-filing of tax returns.

        Representations and Warranties of the Company.    The Company made certain customary representations and warranties to Parent and the Offeror with respect to, among other things: (a) its organization and qualification; (b) its capitalization; (c) the absence of a rights plan; (d) its Subsidiaries; (e) its corporate authority and the enforceability of the Support Agreement; (f) the consents required for the Company to consummate its obligations under the Support Agreement; (g) its public filings; (h) its financial statements; (i) its internal controls; (j) information contained in certain public documents; (k) the business combination provisions of its articles; (l) the Company's and its Subsidiaries' reporting issuer status; (m) the absence of certain changes or events; (n) its assets and properties; (o) brokers in connection with the Offers; (p) the fact that there have been no defaults; (q) employment matters; (r) the absence of undisclosed liabilities; (s) its books and records; (t) litigation; (u) environmental matters; (v) insurance; (w) non-arm's length transactions; (x) its intellectual property rights; (y) tax matters; (z) third party guarantees; (aa) its pension and benefit plans; (bb) its properties; (cc) material contracts; (dd) compliance with laws; (ee) compliance with privacy legislation; (ff) regulation by the Office of Foreign Assets Control of the United States Department of the Treasury; (gg) the Investment Canada Act; and (hh) its book value and gross revenues for proposes of the Competition Act. The representations and warranties of the Company, will not survive the taking up and payment for the Shares under the Offers.

        Representations and Warranties of the Offeror and Parent.    The Offeror and Parent jointly and severally (solidarily) made certain customary representations and warranties to the Company as to: (a) their organization and qualification; (b) their corporate authority and the enforceability of the Support Agreement and the Lock-Up Agreement; (c) the consents required by them to consummate their obligations under the Support Agreement; (d) litigation; (e) the adequacy of financing arrangements for the purposes of effecting payment for the Shares; (f) ownership of the Company's stock; (g) information contained in certain public documents; (h) the Investment Canada Act; and (i) Parent's book value and gross revenues in Canada for purposes of the Competition Act.

        Modification or Waiver of Terms of Offers.    The Support Agreement provides that the Offeror, in its sole discretion, may modify or waive any term or condition of the Offers; provided that the Offeror shall not, without the prior written consent of the Company, (a) increase the Minimum Condition, (b) decrease the consideration paid under the Offers, (c) change the form of consideration paid under the Offers (other than to add additional consideration), (d) decrease the percentage of Shares in respect of which the Offers are made as set out in the Support Agreement, (e) impose additional conditions to the Offers (other than to add a condition in respect of approval under the HSR Act in the event that the consideration paid under the Offers is increased such that such approval would be required in connection with the Offers), or (f) otherwise vary the Offers (or any terms or conditions thereof) in a manner which is materially adverse to the holders of Shares (it being understood that an extension of the Offers or a permitted waiver of any condition thereto will not be considered to be materially adverse to the holders of Shares).

        Extension of Expiry Time.    If any one or more of the conditions to the Offers relating to the existence of a Material Adverse Effect, a moratorium on commercial banking activities or suspension of payments in respect of banks or credit providers or the failure of the Company to perform its covenants or the inaccuracy of the Company's representations or warranties has not been satisfied or waived by the Offeror as of the Expiry Time but all other conditions to the Offers have been satisfied or waived, then the Offeror has agreed to extend the Expiry Time for the applicable cure period as set forth below. These obligations of the Offeror are without prejudice to its other rights and remedies under the Support Agreement, including its right to terminate the Support Agreement on bases other than the failure of the conditions giving rise to such obligations to extend the Expiry Time. The applicable cure period means, in the case of a failure of the condition relating to a moratorium on commercial banking activities or suspension of payments in respect of banks or credit providers, 10 days from the Expiry Time and, in the case of a failure of the other conditions referred to above, such period as is necessary to allow the cure periods described in clauses (b), (d) and (f) of "—Termination of the Support Agreement," above, to expire.

        Indemnification; Directors' and Officers' Insurance.    In the Support Agreement, the Offeror agreed that from and after the Transition Date until six years after such date, it will cause the Company or any successor Person to the Company to (a) not amend or modify the provisions with respect to indemnification by the Company set forth in the constituting documents and by-laws of the Company, in indemnity agreements and elsewhere as in effect on the date of the Support Agreement (true, correct and complete copies of which have been provided to the Offeror) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Transition Date were directors or officers of the Company ("Former Directors and Officers") in respect of actions or omissions occurring at or prior to the Transition Date, unless such modification is required by law and (b) maintain the Company's current directors' and officers' insurance policy (a true, correct and complete copy of which has been provided to the Offeror) or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in such policy, for all Former Directors and Officers, covering claims made prior to, on or within six years after the Transition Date and in respect of acts or omissions occurring at or prior to the Transition Date.

Lock-Up Agreement

        On January 19, 2004, Parent, the Offeror and each of 92324 Canada Ltd., 2798107 Canada Inc., Barry E. Katsof, 126909 Canada Inc., Ronald G. Waxman and Ernie Harty (the "Class A Holders") and each of Brahm Gelfand, Robert Gagnon and Dominique Mimeault (the "Selling Directors and Officers") entered into a lock-up agreement (the "Lock-Up Agreement") pursuant to which the Class A Holders and Selling Directors and Officers agreed to support the Offers and to deposit or cause to be deposited a total of 799,567 Class A Shares owned or controlled by them and 90,500 Common Shares owned or controlled by them, 88,500 of which are issuable upon the exercise of Options held by them.

        As a group, the Locked-Up Holders have agreed to deposit or cause to be deposited Shares, representing 100% of the outstanding Class A Shares and approximately 30% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer) (collectively, the "Locked-Up Shares").

        The following is a summary of the principal terms of the Lock-Up Agreement, which has been filed as Exhibit (d)(2) to the Offeror's and Parent's Tender Offer Statement on Schedule TO filed with the Commission on the date of the Offers. This summary is not a complete description and is qualified in its entirety by reference to the Lock-Up Agreement.

        Agreement to Deposit.    The Locked-Up Holders have agreed to accept irrevocably and unconditionally the Offers and within five business days of the mailing of the Circular, deposit the Locked-Up Shares under the Offers and thereafter not withdraw such Shares unless expressly permitted by the Lock-Up Agreement. A condition of the obligation of the Locked-Up Holders to deposit their Shares is that the Offeror shall have made the Offers in accordance with the provisions of the Support Agreement (subject to any amendments or waivers agreed to by the Company).

        Termination.    The Lock-Up Agreement may be terminated (i) at any time by mutual written consent of the parties; or (ii) upon the Transition Date, provided that the Locked-Up Holders shall not be released from their obligations under the Lock-Up Agreement unless and until, to the extent payable, the Break Fee or the Damages Payment has been paid in full to the Offeror pursuant to the Support Agreement. Upon termination of the Lock-Up Agreement, the Lock-Up Agreement shall be of no further force or effect and there shall be no liability or further obligation on the part of any party thereto with respect to any other party thereto, except for liabilities and obligations arising from (a) certain sections of the Lock-Up Agreement that survive the termination of the Lock-Up Agreement (e.g., indemnification and payment of costs of advisors), (b) fraud, willful breach, or intentional or gross fault, (c) any breach by Parent or the Offeror of any representation, warranty or covenant contained in the Lock-Up Agreement that does not survive the termination of the Lock-Up Agreement, or (d) the ability of any of the Locked-Up Holders, Parent or the Offeror to seek specific performance of the Lock-Up Agreement or any provision therein.

        Notwithstanding anything contained in the Lock-Up Agreement, if the Offeror or Parent receives the Break Fee or the Damages Payment, such payment will constitute the sole and exclusive remedy and recourse of the Offeror and Parent against the Company and the Locked-Up Holders and, for greater certainty, the Locked-Up Holders shall have no further liabilities or obligations whatsoever pursuant to the Lock-Up Agreement, except in respect of fraud, willful breach, or intentional or gross fault.

        Covenants of Locked-Up Holders.    Each Locked-Up Holder has agreed that, during the period commencing on the date of the Lock-Up Agreement and continuing until the earlier of: (a) the time at which both Offers have expired or been terminated (subject to any extensions) and (b) the withdrawal of the Locked-Up Shares held by such holder from the Offers as permitted by the Lock-Up Agreement, each such holder will:

  (i)
  support the Offers and use commercially reasonable efforts to comply with any reasonable request to assist Parent, the Offeror and the Company in connection with their efforts to complete the Offers and the transactions contemplated thereunder;

  (ii)
  use commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained by such holder under any applicable law with respect to the Lock-Up Agreement, the Offers or the transactions contemplated thereunder;

  (iii)
  use commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting such holder's ability to consummate the transactions contemplated by the Lock-Up Agreement or by the Offers;

  (iv)
  use commercially reasonable efforts to fulfill all conditions and satisfy all provisions of the Lock-Up Agreement and the Offers applicable to such holder;

  (v)
  not take or authorize or permit any investment banker, financial advisor, attorney, accountant or any other representative retained by the holder to take any action of any kind primarily directed to preventing, delaying or adversely affecting the success of the Offers or the purchase of any Shares under the Offers or the completion of the Offers;

  (vi)
  exercise the voting rights attaching to the Locked-Up Shares and otherwise use the holder's commercially reasonable efforts to oppose any proposed action by the Company, its holders of Shares, any of its Subsidiaries or any other Person in respect of any Acquisition Proposal (other than the Offers or the exercise of Options or SARs) or transaction or step subject to the non-solicitation covenant of such agreement that might reasonably be regarded as being primarily directed towards preventing or delaying the take-up and payment for the Shares deposited under the Offers or the successful completion of the Offers, or that would reasonably be expected to result in a Material Adverse Effect or would reasonably be expected to make it inadvisable for Parent or the Offeror to proceed with the Offers or the transactions contemplated thereunder;

  (vii)
  immediately cease and cause to be terminated any discussions or negotiations with any other Person (other than Parent and the Offeror) with respect to any Acquisition Proposal and not make, solicit, initiate or encourage enquiries or submission of an Acquisition Proposal or furnish to any other Person any information with respect to, or enter into any agreement or understanding concerning, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing; provided that any such holder who is a director, officer or employee of the Company or any of its Subsidiaries shall not be prevented from doing any act or thing that such holder properly is obligated to do in such capacity, including responding in such holder's capacity as a director to any unsolicited bona fide Acquisition Proposal;

  (viii)
  notify the Offeror if it becomes aware of an Acquisition Proposal;

  (ix)
  not sell, transfer, pledge, encumber, grant an encumbrance in or over, hypothecate or otherwise convey or grant an option over any Locked-Up Shares;

  (x)
  not grant or permit to be granted any proxy or other right to the Locked-Up Shares;

  (xi)
  maintain the confidentiality of the existence of the Lock-Up Agreement prior to public announcement, except as required by applicable law;

  (xii)
  not purchase or obtain any additional Shares or other securities of the Company or its Subsidiaries;

  (xiii)
  not do indirectly anything which it may not do directly pursuant to any of the foregoing;

  (xiv)
  if such Locked-up Holder is Barry E. Katsof or Ronald G. Waxman, enter into a non-competition agreement with the Company; or

  (xv)
  in certain circumstances, if so requested by the Offeror, resign as a director of the Company and its Subsidiaries.

        Representations and Warranties of Locked-Up Holders.    Each Locked-Up Holder has made certain representations and warranties to each of Parent and the Offeror with respect to, among other things: (a) if a corporation, valid existence as a corporation, corporate power, authority and authorization and, otherwise, capacity and authority; (b) due execution and enforceability of the Lock-Up Agreement; (c) that the execution and delivery by such holder will not result in a breach of the constituent documents of the holder (if applicable), any agreement to which such holder is a party or by which such holder's property or assets are bound, any judgment, decree, order or award, or any applicable law; (d) ownership by such holder of the Locked-Up Shares and the right of such holder to dispose of the Locked-Up Shares; (e) that no Person (other than Parent and the Offeror) has any interest or option to acquire the Locked-Up Shares of such holder; (f) that such holder has not granted or agreed to grant any proxy, power of attorney, agency or other right to vote in respect of the Locked-Up Shares of such holder; (g) that the holder does not own any securities of the Company other than the Locked-Up Shares of such holder and, where applicable, stock options; (h) the absence of claims pending against or involving the holder that would reasonably be expected to prevent, impair or delay the ability of the holder to perform its obligations under the Lock-Up Agreement; (i) that the holder is not a non-resident of Canada for Canadian tax purposes; (j) that the holder does not have any undisclosed indebtedness, liability or obligation to the Company or its Subsidiaries or any claims against them and that the Company and its Subsidiaries are not indebted or obligated to the holder; and (k) certain representations relating to the holding companies through which the holder holds Locked-Up Shares. Except as to representations and warranties relating to title, the representations and warranties of the Locked-Up Holders terminate on the latest date on which the Offeror takes up and pays for Locked-Up Shares under the Offers. On January 29, 2004, Ronald Waxman, Barry Katsof, 92324 Canada Ltd., and 126909 Canada Inc. entered into a letter agreement with Parent and the Offeror confirming representations contained in the Lock-Up Agreement and providing for indemnities relating to title to Shares in favor of Parent and the Offeror.

        Representations and Warranties of the Offeror and Parent.    The Offeror and Parent have jointly and severally (solidarily) made certain customary representations and warranties to the Locked-Up Holders relating to: (a) their organization and qualification; (b) their corporate authority and the due execution and enforceability of the Support Agreement and the Lock-Up Agreement; (c) the consents required by them to consummate their obligations under the Support Agreement; (d) litigation; (e) the adequacy of financing arrangements for the purposes of effecting payment for the Shares; (f) ownership of the Company's stock; (g) information contained in certain public documents; (h) the Investment Canada Act; and (i) Parent's book value and gross revenues in Canada for purposes of the Competition Act.

6.     Purpose of the Offers and Plans for the Company

        Purpose of the Offers.    The purpose of the Offers is to enable the Offeror to acquire all of the Shares. If the conditions of the Offers are satisfied and the Offeror takes up and pays for the Shares validly deposited under the Offers, the Offeror intends to acquire any Shares not deposited under the Offers by Compulsory Acquisition if available, or propose a Subsequent Acquisition Transaction, in each case at a price of U.S.$15.25 per Share, net to seller in cash. See Section 14 of the Circular entitled "Acquisition of Shares Not Deposited." If the Minimum Condition is satisfied, the Offeror will own sufficient Shares to effect a Subsequent Acquisition Transaction.

        Plans for the Company.    If the Offers are successful, the Offeror intends to effect certain changes with respect to the composition of the Board of Directors of the Company to allow designees of Parent to become members of the Board of Directors of the Company and to represent a majority of the Board of Directors of the Company. See Section 5 of the Circular entitled "Agreements Relating to the Offers—Support Agreement—Designation of Directors." The Offeror has developed no specific proposals with respect to the Company, or operations, or any changes in its assets, business strategies, management or personnel following the acquisition of Shares pursuant to the Offers. Following the successful completion of the Offers, Parent proposes to review the operations of both the Offeror and the Company to determine how best to combine them.

        Assuming any necessary requirements of the Nasdaq and the Exchange Act are satisfied, subsequent to the completion of the Offers and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the Nasdaq SmallCap Market. See Section 10 of the Circular entitled "Effect of the Offers on the Market for Common Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations and Public Disclosure by the Company."

        Except as otherwise provided in the Offers To Purchase, including without limitation in respect of a Compulsory Acquisition or a Subsequent Acquisition Transaction, and for possible transactions between the Company and other subsidiaries of Parent in connection with the integration of business conducted by the Company with the other businesses of Parent and its subsidiaries, the Offeror, Parent,

Stanley Canada and the individuals listed on Schedule I have no current plans or proposals that would result in:

  •
  An extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its Subsidiaries;

  •
  A purchase, sale, or transfer of a material amount of the assets of the Company or any of its Subsidiaries;

  •
  Any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

  •
  Any change in the present Board of Directors of the Company or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  Any other material change in the Company's corporate structure or business;

  •
  A class of equity securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association; or

  •
  A class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

7.     Source of Funds

        The Offeror estimates that if it acquires all of the Shares pursuant to the Offers, the total cash amount required to purchase such Shares and pay related fees and expenses will be approximately U.S.$48 million. Parent will provide all funding required by the Offeror in connection with the Offers from existing cash resources, including current availability under its commercial paper facilities.

        Parent has a U.S.$400 million commercial paper program, which is backed by short-term and long-term credit arrangements with a syndicate consisting of Citibank, N.A., Fleet National Bank, BNP Paribas, Mellon Bank, N.A., The Chase Manhattan Bank, Barclays Bank PLC, Centura Bank, Deutsche Bank AG, UBS Loan Finance LLC and The Northern Trust Company that permit Parent to borrow up to U.S.$350.0 million at the lower of prime or money market rates. Parent is also evaluating using funds from other longer term funding alternatives, including the sale of equity-linked securities.

        The Offers are not subject to the receipt of financing described in this Section 7 of the Circular.

8.     Beneficial Ownership of and Trading in Securities

        Other than pursuant to the Lock-up Agreement, none of Parent, Stanley Canada nor the Offeror, nor, to their knowledge after reasonable enquiry, any of the individuals listed on Schedule I, nor any associate, affiliate or majority-owned subsidiary of any of the foregoing, nor any Person holding more than 10% of any class of equity securities of the Offeror, beneficially owns or exercises control or direction over or has the right to acquire directly or indirectly, any of the securities of the Company.

        None of Parent, the Offeror, Stanley Canada nor, to their knowledge after reasonable enquiry, any of the Persons referred to above, has traded or effected any transaction in any securities of the Company during the six months preceding the date hereof. There is no Person acting jointly or in concert with the Offeror, Stanley Canada and the Parent in connection with the transactions described in the Offers To Purchase and the Circular.

9.     Information Concerning the Company and the Securities of the Company

        Significant Holders.    As of January 29, 2004, to the best of the Offeror's knowledge and based on information provided to Parent by the Company, no Person beneficially owned, directly or indirectly, or exercised control or direction over, more than 10% of the outstanding Common Shares or more than 10% of the outstanding Class A Shares as at such date, except:

Name and Title of Beneficial Owner	Number of Class A Shares Held		Percentage of Outstanding Class A Shares		Number of Common Shares Held	Percentage of Outstanding Common Shares
Barry E. Katsof Chairman of the Board and Chief Executive Officer	546,793	(1)	68.4	%(2)	Nil	Nil
Ronald G. Waxman Vice-Chairman and Chief Operating Officer	252,707	(3)	31.6	%(4)	Nil	Nil
Sprott Asset Management Inc.	Nil		Nil		405,600	20.6%

(1)
Held by 92324 Canada Ltd., a company controlled by Mr. Katsof.
(2)
Representing 18.2% of the Shares on a fully diluted basis
(3)
Held by 126909 Canada Inc., a company controlled by Mr. Waxman.
(4)
Representing 8.4% of the Shares on a fully diluted basis.

        Dividends and Dividend Policy.    According to the Company's Annual Report on Form 20-F for the fiscal year ended January 31, 2003, the Company has not declared or paid any dividends in the previous five years and does not anticipate declaring and paying dividends on the Common Shares or Class A Shares in the foreseeable future. The Company has agreed in the Support Agreement that it will not pay any dividend or other distribution payable in cash, stock or property with respect to the Shares pending completion of the Offers.

        Previous Issuances of Shares.    Based on publicly available information and information provided to Parent by the Offeror, during the five years preceding December 31, 2003, excluding the issuance of Common Shares upon the exercise of stock options or of awards granted pursuant to the Stock Incentive Plan, the Company completed no issuances of Class A Shares and issued 243,100 Common Shares in a private placement in June of 2003. The aggregate gross proceeds of such sale were U.S.$2,187,900.

        Price Range and Trading Volume of Common Shares.    The Common Shares are listed and posted for trading on the Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Shares and the volume of trading on the Nasdaq, according to published sources:

	High	Low	Volume
2001	(U.S.$)	(U.S.$)	(000's	)
First quarter (February 1-April 30, 2001)	4.25	1.63	222
Second quarter (May 1-July 31, 2001)	4.49	2.53	111
Third quarter (August 1-October 31, 2001)	4.55	2.06	148
Fourth quarter (November 1-January 31, 2002)	7.37	3.91	563
2002
First quarter (February 1-April 30, 2002)	6.50	3.95	399
Second quarter (May 1-July 31, 2002)	12.55	4.94	1,983
Third quarter (August 1-October 31, 2002)	11.99	7.55	943
Fourth quarter (November 1-January 31, 2003)	11.70	8.36	750

2003	(U.S.$)	(U.S.$)	(000's	)
First quarter (February 1-April 30, 2003)	11.50	8.10	495
Second quarter (May 1-July 31, 2003)	9.99	7.70	751
May	9.99	8.73	303
June	9.93	8.22	254
July	9.10	7.70	195
Third quarter (August 1-October 31, 2003)	9.74	7.49	742
August	9.20	7.73	140
September	9.74	7.49	267
October	9.25	7.50	354
Fourth quarter (November 1-January 29, 2004)	15.15	8.28	2,725
November	9.81	8.28	323
December	11.50	8.75	313
January (through January 29, 2004)	15.15	10.70	2,089

        On January 16, 2004, the last trading day on which the Common Shares traded immediately prior to the announcement by the Company and Parent of the Offers, the last reported sale price of the Common Shares on the Nasdaq SmallCap Market was U.S.$11.50. On January 29, 2004, the last trading day on which the Common Shares traded immediately prior to the commencement of the Offers, the last reported sale price of the Common Shares on the Nasdaq SmallCap Market was U.S.$15.11. The Offers represent a premium of 33% and 0.93%, respectively, over those last reported sale prices.

        Holders of Shares are urged to obtain a current market quotation for the Common Shares.

        The Class A Shares are not traded on the Nasdaq SmallCap Market or any other securities market or exchange. Class A Shares acquired by the Offeror in the Class A Shares Offer will, in accordance with their terms, be automatically converted into Common Shares on a one-for-one basis.

        Under the Exchange Act, the Offeror is not permitted to purchase any Shares through the facilities of the Nasdaq SmallCap Market or otherwise outside of the Offers while the Offers are outstanding.

        The unaudited consolidated financial statements of the Company as of and for the quarter ended October 31, 2003 will be sent by the Information Agent without charge to anyone requesting them.

10.   Effect of the Offers on the Market for Common Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations and Public Disclosure by the Company

        Market for the Shares.    The purchase of the Common Shares by the Offeror pursuant to the Common Shares Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and, depending on the number of Common Shares acquired by the Offeror, could adversely affect the liquidity and market value of any remaining Common Shares held by the public.

        Nasdaq Quotation.    Prior to November 16, 1998, the Common Shares were listed on the National Market of The Nasdaq Stock Market, Inc., and are now on the Nasdaq SmallCap Market. Depending upon the number of Common Shares purchased pursuant to the Common Shares Offer, the Common Shares may no longer meet the standards for continued inclusion on the Nasdaq SmallCap Market. According to Nasdaq's published guidelines, the Common Shares would not be eligible to be included for quotation on the Nasdaq SmallCap Market if the number of publicly held Common Shares falls below 500,000, or if the aggregate market value of such publicly held Common Shares falls below U.S.$1,000,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stabilizing bid). Common Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Common Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Common Shares are no longer eligible for quotation on the Nasdaq SmallCap Market, quotations might still be available from other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend upon the number of holders of such Common Shares remaining at such time, the interest in maintaining a market in such Common Shares on the part of securities firms, the possible termination of registration of such Common Shares under the Exchange Act as described below and other factors.

        The Offeror has been advised by the Company that as of January 20, 2004, there were 42 holders of record of the Common Shares. The Company has advised the Offeror that it believes that the number of beneficial owners of the Common Shares as of December 24, 2003 was in excess of 850.

        Exchange Act Registration.    The Common Shares are currently registered under the Exchange Act and are quoted in an automated inter-dealer quotation system. The Common Shares may cease to be authorized to be quoted in an automated inter-dealer quotation system operated by a national securities association. The registration of the Common Shares under the Exchange Act may be terminated under Section 12(g)(4) of the Exchange Act upon certification by the Company to the Commission that there are fewer than 300 record holders of the Common Shares resident in the United States. The termination of registration of the Common Shares under the Exchange Act would suspend the Company's obligation to file reports under Section 15(d) of the Exchange Act and thereby substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the Commission. In addition, the termination of registration of the Common Shares under the Exchange Act would make certain provisions of such Act no longer applicable to the Company and the Common Shares, including, without limitation, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Further, "affiliates" of the Company and Persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. It is the intention of the Offeror to cause the Company to cease to be authorized to be quoted in an automated inter-dealer quotation system. The Offeror believes that the Common Shares will be eligible for termination of registration under the Exchange Act after the completion of the Common Shares Offer. It is the intention of the Offeror to make such certification for termination of registration to the Commission as soon as possible after the successful completion of the Common Shares Offer if the Common Shares are then eligible for such termination.

        If registration of the Common Shares is not terminated prior to a Compulsory Acquisition or Subsequent Acquisition Transaction, then following the consummation of such a transaction, the Common Shares will no longer be eligible for quotation on the Nasdaq SmallCap Market and the registration of the Common Shares under the Exchange Act will be terminated.

        Margin Regulations.    The Common Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding market quotation, following the Offers, it is possible that the Common Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Common Shares could no longer be used as collateral for loans made by brokers.

        If the Common Shares cease to be authorized to be quoted in an automated inter-dealer quotation system and the registration of the Common Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." The Offeror intends to seek to cause the Company to terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Common Shares Offer as the requirements for termination of the registration of the Shares are met.

        CBCA Public Disclosure Requirements.    After the purchase of the Common Shares under the Common Shares Offer, the Company may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA.

11.   Commitments to Acquire Equity Shares

        Other than as described in Section 5 of the Circular entitled "Agreements Relating to the Offers" or elsewhere in the Offers To Purchase and the Circular, none of Parent, the Offeror nor Stanley Canada nor any of the individuals listed in Schedule I, nor, to the knowledge of Parent, Stanley Canada or the Offeror after reasonable enquiry, any associate, affiliate or majority-owned subsidiary of any of the foregoing, nor any Person holding more than 10% of any class of equity securities of the Offeror has entered into any commitments to acquire any securities of the Company or has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other Person with respect to any securities of the Company (including any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        Also, except for the Lock-Up Agreement and the letter agreement relating thereto described under Section 5 of the Circular entitled "Agreements Relating to the Offers—Lock-Up Agreement—Representations and Warranties of Locked-Up Holders," there are no contracts, arrangements or understandings, formal or informal, between the Offeror, Parent and any securityholder of the Company with respect to the Offers or between the Offeror, Parent and any Person with respect to any securities of the Company in relation to the Offers.

12.   Arrangements, Agreements or Understandings

        Except as described in Section 5 of the Circular entitled "Agreements Relating to the Offers" or elsewhere in the Offers To Purchase or the Circular, and as provided below, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of the Company and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offers are successful.

        On October 20, 1993, the Company entered into employment agreements with Barry E. Katsof and Ronald G. Waxman (the "Executives"). From time to time, between October 20, 1993 and May 1, 2003, the employment agreements were amended (as amended, the "Existing Employment Agreements") in a number of respects. The Existing Employment Agreements have substantially similar material terms and conditions, as described below.

  •
  The Existing Employment Agreements appoint Mr. Katsof as Chairman of the Board and Chief Executive Officer and Mr. Waxman as Vice-Chairman and Chief Operating Officer.

  •
  The Executives will serve the Company for a three-year term ending April 30, 2006, unless terminated prior to the end of the Term as provided in the Existing Employment Agreements (the "Existing Term").

  •
  The Executives are entitled to an annual salary of Cdn.$350,000 for the period from May 1, 2003 through April 30, 2006, and thereafter to an increase to this salary by the amount equal to the product obtained by multiplying the salary in the immediately preceding year by the percentage increase in the Consumer Price Index All Items for Regional Cities (Montreal) published by Statistics Canada, for the immediately preceding year. In addition, each Executive is entitled to paid vacation, health benefits and an allowance to lease an automobile suitable to his position and to cover the expenses in connection therewith.

  •
  The Executives are entitled to such bonuses as the Compensation Committee of the Company determines in its sole discretion, taking in account (among other factors) the Executives' overall compensation for the year.

  •
  If an Executive dies during the Existing Term, his Existing Employment Agreement will terminate. For a period of three years from the date of his death, the Executive's widow will be entitled to receive a death benefit (the "Death Benefit") equal to the Executive's annual compensation paid during the fiscal year of the Company immediately preceding his death. This benefit will be paid in equal, bi-weekly installments. If the Executive's wife is also deceased at the time of his death, the benefit will pass to the children of the Executive. If the Executive's wife dies during the three year period following the Executive's death, the benefit will continue to be paid to the Executive's children in equal shares.

  •
  The Company may terminate the Existing Term of the Executives' employment for cause at any time by written notice.

  •
  The Company may, in its sole discretion, terminate the Existing Term of the Executives' employment other than for cause, upon the provision of two months' written notice, and the payment of an indemnity reasonable in the circumstances in accordance with current practice in the Province of Quebec.

        On January 19, 2004, the Company entered into amended and restated employment agreements (the "Restated Employment Agreements") with the Executives, providing for substantially the same terms as set forth in the Existing Employment Agreements, except for certain modifications discussed below. The Restated Employment Agreements set forth the terms of the continued employment of the Executives with the Company following the date on which the Offeror takes up and pays for the Shares. The Company's obligations under the Restated Employment Agreements are contingent upon the Offeror taking up and paying for the Shares. Changes effected by the Restated Employment Agreements are described below.

    •
    The Restated Employment Agreements appoint Mr. Katsof as Director of Business Development and Integration of Stanley Security Solutions Canada and Mr. Waxman as General Manager of Stanley Security Solutions Canada.

    •
    The term of the Restated Employment Agreements will commence on the date the Offeror takes up and pays for the Shares and will end on third anniversary of such date, unless otherwise terminated prior to the end of the new term as provided in the Restated Employment Agreements (the "New Term").

    •
    The Executives are entitled to an annual base salary of Cdn.$350,000, without any further automatic increase which is equal to the Executives' base salary for May 1, 2003 through April 30, 2004 under the Existing Employment Agreements.

    •
    The Executives will receive a fixed, rather than discretionary, annual incentive bonus in an amount not to exceed Cdn.$150,000 per year. The incentive bonus is payable monthly and is computed by multiplying Cdn.$0.015 times the number of ATM transactions effected by the Company during the relevant calendar month. The incentive bonus received by the Executives under the Existing Employment Agreements during the fiscal year ended January 31, 2003 was Cdn.$150,000. The Board of Directors of the Company has declared an incentive bonus of Cdn.$200,000 to be paid to each of the Executives for the fiscal year ending January 31, 2004.

    •
    If an Executive is terminated for cause, he will be entitled to his base salary and incentive bonus due up to the date of termination.

    •
    If an Executive is terminated other than for cause, he will be entitled to (1) his base salary and incentive bonus due up to the date of termination plus (2) a lump sum payment in cash equal to the remainder of the total base salary and maximum incentive bonuses that the Executive would have received had he continued in the Company's employ through the end of the New Term (the "Contract Payment"). An Executive's maximum Contract Payment would be equal to (a) Cdn.$1,500,000 minus (b) the total base salary and incentive bonus payments previously paid to the Executive in respect of periods prior to the date of termination. Payments made under this paragraph are considered by the Executives and the Company to be an indemnity reasonable in the circumstances of termination of the Executives in accordance with current practice in the Province of Quebec.

    •
    If an Executive dies during the New Term, the Executive's widow is entitled to receive, as a death benefit, an amount equal to the Contract Payment. If the Executive's wife is also deceased at the time of his death, the children of the Executive will be entitled to the Contract Payment.

    •
    Subject to customary exceptions, the Executives agree to keep secret and retain in strictest confidence all confidential information and further agree not to use or exploit any such confidential information for their benefit.

    •
    Under the terms of the Restated Employment Agreements and pursuant to a separate Non-Competition Agreement between each Executive and Parent, each Executive also has agreed, among other things, that he will not, for a period of 2 years from the date on which he last performs services for the Company or any of its affiliates, engage, directly or indirectly, in the United States and Canada, in the manufacture, distribution, supply, sale, design, development, marketing or installation of financial transaction processing, automated teller machines, computerized time management or security systems and products (including integrated security solutions and systems) or provide service and support for any such products or systems.

    •
    For the same period, the Executives may not, whether for their own account or for the account of any other Person, intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any Person who, to the knowledge of the Executives, is employed by or otherwise engaged to perform services for the Company or a client of the Company.

        In connection with the Restated Employment Agreements, the Company, Parent, the Offeror and each of the Executives have entered into a letter agreement (the "Letter Agreement"). Promptly following the making of the Offers, the Offeror will apply to the applicable Canadian securities regulatory authorities for Section 145 Approval and the Letter Agreement provides that if the Section 145 Approval has not been obtained prior to 15 days prior to the Expiry Time, or at such later date as the Executives and the Company may agree (the "Section 145 Modification Deadline"), the Executives and the Company agree to negotiate in good faith such changes to the Restated Employment Agreements as may be appropriate and mutually acceptable and that would result in the Section 145 Approval being obtained and are otherwise satisfactory to Parent acting reasonably (the "Additional Section 145 Modifications"). If (a) the parties are unable to negotiate changes to the Restated Employment Agreements to effect Additional Section 145 Modifications prior to the date which is one business day prior to the Expiry Time or (b) the Offeror does not take up or pay for the Shares pursuant to the Offers, then the amendments effected by the Restated Employment Agreements (other than the terms and conditions related to the Executives' obligation not to compete) will be of no further force and effect and the Existing Employment Agreements will continue in full force and effect. The Offeror currently anticipates that Q-27 Approval will not be required. However, in the event that the Offeror determines, in its sole discretion, on or prior to the Expiry Time, that Q-27 Approval is necessary in order for the Minimum Condition to be satisfied, and it applies to the Quebec Securities Commission and extends the Offers, if necessary, such that the Expiry Time is not less than eleven (11) business days following the date of application for such Q-27 Approval, in which event, if Q-27 Approval shall not have been obtained prior to the date that is three (3) business days prior to the Expiry Time or such later date as the parties may agree (the "Q-27 Modification Deadline"), the Executives and the Company agree to negotiate in good faith such changes to the Existing Employment Agreements as may be appropriate and mutually acceptable and that would result in Q-27 Approval being obtained and are otherwise satisfactory to Stanley acting reasonably (the "Additional Q-27 Modifications"). If (a) the parties are unable to negotiate changes to the Restated Employment Agreements to effect Additional Q-27 Modifications prior to the date which is one (1) business day prior to the Expiry Time, or (b) the Offeror does not take up or pay for the Shares pursuant to the Offers, then the amendments effected by the Restated Employment Agreements (other than the terms and conditions related to the Executives' obligation not to compete) will be of no further force and effect and the Existing Employment Agreements shall continue in full force and effect. For the purposes of the Letter Agreement, "Section 145 Approval" shall mean approval of the Quebec Securities Commission and, to the extent applicable, the other Canadian securities regulatory authorities confirming that the amendments set forth in the Restated Employment Agreements, together with the agreement by any third party making a take-over bid in respect of the Company prior to, at the time of, or subsequent to the making of such take-over bid, to honor the Restated Employment Agreements and offer employment to the Executives on the terms and conditions set forth therein, are not contrary to, or are exempt from, the provisions of Section 145 of the Securities Act (Quebec) and, to the extent applicable, the equivalent provisions of other Canadian securities laws and "Q-27 Approval" shall mean the approval of the Quebec Securities Commission confirming that the amendments set forth in the Restated Employment Agreements, together with the agreement by any third party making a take-over bid in respect of the Company prior to, at the time of, or subsequent to the making of such take-over bid, to honor the Restated Employment Agreements and offer employment to the Executives on the terms and conditions set forth therein satisfy the conditions set forth in, or are exempt from, Section 8.2(a) of Policy Q-27 of the Quebec Securities Commission and that such Restated Employment Agreements would not preclude the votes attaching to the Shares tendered by the Executives to the Offers (following the conversion of such Class A Shares to Common Shares) from being included as votes in favor of a Subsequent Acquisition Transaction in determining whether minority approval of the Subsequent Acquisition Transaction has been obtained for purposes of Policy Q-27.

        The Offeror and Parent believe that the terms of the foregoing contract arrangements with Mr. Katsof and Mr. Waxman are commercially reasonable and in conformity with industry standards.

        In early 2001, in connection with Company's exploration of the sale of various of its divisions, the Company agreed to create an incentive pool and contribute to the pool 1.25% of the proceeds of the sale of any division or divisions of the Company. The Company determined that Robert Gagnon, Nicholas Zigayer, Robert Keil and one other individual, each an executive officer of the Company, would participate in the pool, with shares of 16%, 28%, 28% and 28%, respectively. The terms of the pool provided that distributions would only be made from the pool upon the sale of the industrial and financial security divisions of the Company and that participants would forfeit any money that they would have been entitled to from the pool if they ceased to be employees prior to the time of the sale of such divisions. Since the creation of the incentive pool, the one unnamed individual retired and, as a result, such individual's share of the pool was forfeited and reverted back to the Company. The Company has confirmed to the remaining participants that the sale of the Company pursuant to the terms of the Support Agreement would result in the distribution of their respective shares of the incentive pool. This would result in an aggregate distribution of U.S.$412,455.47 to the participating members as a result of the transactions contemplated by the Support Agreement.

13.   Regulatory Matters

        Competition Act.    The Competition Act requires a pre-merger notification filing to the Commissioner of Competition appointed under the Competition Act for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, prior to completion of the transaction the applicable provisions of the Competition Act must be complied with, including compliance with prescribed waiting periods.

        Based upon representations provided to the Offeror by the Company regarding the Company's assets in Canada and revenue from sales in, to or from Canada, the Offeror believes that the acquisition contemplated by the Offers does not exceed the size thresholds applicable to share acquisitions. As a result, no pre-merger notification under the Competition Act is required prior to the completion of the acquisition contemplated by the Offers.

        Investment Canada Act.    Under the Investment Canada Act, certain transactions involving the acquisition of control by a non-Canadian of a Canadian business with assets that exceed prescribed monetary thresholds are subject to review and cannot be implemented unless the Minister responsible for the Investment Canada Act is satisfied that the acquisition is likely to be of net benefit to Canada. Based on representations provided by the Company, the acquisition of the Company by the Offeror pursuant to the Offers does not exceed the applicable monetary threshold under the Investment Canada Act and no approval by the Minister is required. The Offeror will submit the required post-closing notice of investment within 30 days following the completion of the acquisition.

        HSR Act.    Under the HSR Act, certain acquisition transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and the applicable waiting period has expired or been terminated. The Offeror does not believe that the acquisition of Shares pursuant to the Offers is subject to the HSR Act.

14.   Acquisition of Shares Not Deposited

        Compulsory Acquisition.    If within 120 days after the date of the Offers, the Common Shares Offer has been accepted by holders of not less than 90% of the outstanding Common Shares (calculated on a fully diluted basis but excluding any Common Shares resulting from the conversion of the Class A Shares deposited pursuant to the Class A Shares Offer) other than Shares held at the date of the Offers by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the CBCA), and the Offeror acquires such deposited Shares under the Offers, the Offeror currently intends to acquire the Common Shares not deposited under the Common Shares Offer on the same terms as the Shares acquired under the Offers pursuant to the provisions of Section 206 of the CBCA (a "Compulsory Acquisition").

        To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each holder of Common Shares who did not accept the Common Shares Offer (and each Person who subsequently acquires any such Shares) (in each case, an "Offeree") of such proposed acquisition on or before the earlier of 60 days from the date of termination of the Common Shares Offer and 180 days from the date of the Common Shares Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to the Company the consideration the Offeror would have to pay or transfer to the Offerees if they had elected to accept the Common Shares Offer, to be held in trust for the Offerees. In accordance with Section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Offeree must send the certificates representing the Common Shares held by such Offeree to the Company and must elect either to transfer such Common Shares to the Offeror on the terms of the Common Shares Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror within 20 days after the Offeree receives the Offeror's Notice.

An Offeree who does not within 20 days after the Offeree receives the Offeror's Notice notify the Offeror that the Offeree is electing to demand payment of the fair value of the Offeree's Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from holders who accepted the Common Shares Offer. If an Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Common Shares of such Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Company referred to above, the Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Offeree within such period, the Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Shares from holders who accepted the Offers. Any judicial determination of the fair value of the Common Shares could be more or less than the amount paid pursuant to the Offers.

        The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of Section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which an Offeree's rights may be lost or altered. Holders who wish to be better informed about the provisions of Section 206 of the CBCA should consult their legal advisors. See Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations" for a discussion of the tax consequences to holders in the event of a Compulsory Acquisition.

        Subsequent Acquisition Transactions.    If the Offeror takes up and pays for Shares validly deposited under the Offers and the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue such right, the Offeror intends to cause a special meeting of holders of Common Shares to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving the Company and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Common Shares not acquired pursuant to the Common Shares Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offers. If the Minimum Condition is satisfied and the Offeror takes up and pays for the Shares deposited under the Offers, the Offeror will own sufficient Common Shares to effect such Subsequent Acquisition Transaction. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction would be the same cash price as the price offered under the Offers.

        Each type of Subsequent Acquisition Transaction described above would be a "going private transaction" within the meaning of certain applicable Québec securities legislation and regulations (collectively the "Regulations") and Policy Q-27. In certain circumstances, the provisions of Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions." However, if the Subsequent Acquisition Transaction is a "going private transaction" carried out in accordance with Policy Q-27 or an exemption therefrom, the "related party transaction" provisions of Policy Q-27 do not apply to such transaction. The Offeror intends to carry out any such going private transaction in accordance with Policy Q-27 or exemptions therefrom such that the related party transaction provisions of Policy Q-27 will not apply to the going private transaction.

        The Regulations and Policy Q-27 provide that unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and any, subject to certain exceptions, non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to the Regulations and Policy Q-27 from the QSC exempting the Offeror or the Company or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent

Acquisition Transaction. An exemption is available under the Regulations and Policy Q-27 for certain going private transactions completed within 120 days after the expiry of a formal take-over bid for consideration at least equal to and of the same form as that paid in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror expects that these exemptions will be available.

        The provisions of the CBCA will require the approval of at least 66 2/3% of the votes cast by holders of each class of the outstanding Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. If the Minimum Condition is met, 100% of the outstanding Class A Shares will be acquired by the Offeror in the Offers and, in accordance with the terms of the Class A Shares, will be automatically converted into Common Shares on a one-for-one basis. Policy Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the QSC. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the QSC as required, all holders of Shares other than the Offeror, any "interested party" or any Person or company who is a "related party" of the Offeror or an "interested party" for purposes of Policy Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors or senior officers or any Person or company acting jointly or in concert with any of the foregoing. Policy Q-27 provides that the Offeror may treat Common Shares acquired pursuant to the Common Shares Offer as "minority" shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a going private transaction if the consideration for each Common Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offers. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same cash price as the price offered under the Offers and the Offeror intends to cause Common Shares acquired pursuant to the Common Shares Offer to be voted in favour of such transaction. The Offeror may also elect, subject to obtaining regulatory approval from the QSC, to cause the Common Shares resulting from the conversion of the Class A Shares acquired pursuant to the Class A Shares Offer to be voted in favour of such transaction. However, the Offeror currently believes that taking such action will not be required since, based on the outstanding Shares as of January 19, 2004, the Offeror believes that if the condition set forth in clause (i) of the Minimum Condition relating to the required approval under the CBCA is satisfied, then the condition set forth in clause (ii) of the Minimum Condition relating to the required approval under Policy Q-27 will also be satisfied without the Common Shares resulting from the conversion of the Class A Shares being voted in favour of the transaction.

        In addition, under Policy Q-27, if, following the Offers, the Offeror and its affiliates are the registered holders of a sufficient number of Shares to effect a Compulsory Acquisition at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority holders of Common Shares.

        If the Offeror decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving the Company, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, the Offeror will evaluate its other alternatives. Such alternatives could include purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from the Company, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offers and could be for cash and/or securities or other consideration.

Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offers or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Shares under the Offers.

        Any Subsequent Acquisition Transaction may also result in holders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Share pursuant to the Subsequent Acquisition Transaction or the Offers.

        The tax consequences under Canadian and United States law to a holder of a Subsequent Acquisition Transaction may differ from the tax consequences to such holder of accepting the Offers. See Sections 15 and 16 of the Circular entitled "Material Canadian Federal Income Tax Considerations" and "Material United States Federal Income Tax Considerations," respectively. Holders of Shares should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

        Judicial Developments.    Prior to the adoption of Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions. The trend both in legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority holders of Shares. Holders of Shares should consult their legal advisors for a determination of their legal rights.

        United States Going Private Transactions.    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to a Compulsory Acquisition or Subsequent Acquisition Transaction following the purchase of Shares pursuant to the Offers in which the Offeror seeks to acquire the remaining Common Shares not held by it. The Offeror, however, believes that Rule 13e-3 will be inapplicable because it is anticipated that (i) the Common Shares will be deregistered under the Exchange Act prior to a Compulsory Acquisition or Subsequent Acquisition Transaction or (ii) the Compulsory Acquisition or Subsequent Acquisition Transaction will be consummated within one year after the purchase of the Shares pursuant to the Offers and the amount paid per Common Share will be at least equal to the amount pa id per Share in the Offers. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the going private transaction and the consideration offered to minority holders be filed with the Commission and disclosed to minority holders prior to consummation of the going private transaction.

15.   Material Canadian Federal Income Tax Considerations

        In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Offeror, the following is a summary of the material Canadian federal income tax considerations under the Tax Act generally applicable to a holder who sells Shares pursuant to the Offers or otherwise disposes of Shares pursuant to certain transactions described under Section 14 of the Circular entitled "Acquisition of Shares Not Deposited."

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative and assessing practices of the CCRA. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof, although there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative and assessing practices of the CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those discussed herein.

        This summary is not exhaustive of all Canadian federal income tax considerations. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Shares, and no representations with respect to the tax consequences to any particular holder are made to any particular holder of Shares for which the Offers are being made. Accordingly, holders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

        For the purposes of the Tax Act and regulations thereunder, all amounts relating to the acquisition, holding or disposition of the Shares or any Redeemable Shares, including dividends, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars, based on the prevailing Canadian/US dollar exchange rate at the relevant time.

Holders Resident in Canada

        The following summary is generally applicable to a holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada, deals at arm's length with the Company and the Offeror, is not affiliated with the Company or the Offeror, and holds the Shares as capital property (a "Resident Holder"). Shares will generally be considered capital property to a Resident Holder unless the Resident Holder holds those Shares in the course of carrying on a business or the Resident Holder has acquired those Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Resident Holders whose Shares might not otherwise qualify as capital property may, in certain circumstances, treat the Shares as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not take into account those mark-to-market rules and any Resident Holders that are "financial institutions" for the purpose of those rules should consult their own tax advisors.

        Sale Pursuant to the Offers.    A Resident Holder who disposes of Shares pursuant to the Offers will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Shares to the Resident Holder and any reasonable expenses incurred by the Resident Holder for the purpose of the disposition.

        A Resident Holder will be required to include one-half of the amount of any resulting capital gain (a "taxable capital gain") in income, and will be required to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back up to three taxation years or forward indefinitely and deducted against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Any such capital loss otherwise determined resulting from the disposition of Shares by a Resident Holder that is a corporation may be reduced by the amount of certain dividends previously received or deemed to have been received by it on such Shares, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Share is owned by a partnership or a trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors in this regard.

        A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

        Compulsory Acquisition of Shares.    As described under Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Compulsory Acquisition," the Offeror may, in certain circumstances, acquire Shares not deposited under the Offers pursuant to statutory rights of purchase under the CBCA. The tax consequences to a Resident Holder of a disposition of Shares in such circumstances generally will be as described above under "Sale Pursuant to the Offers."

        A Resident Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder's Shares will be considered to have disposed of such Shares for proceeds of disposition equal to the amount received by the holder less the amount of any interest awarded by the court, and will realize a capital gain (or a capital loss) in the manner, and subject to the treatment described above under "Sale Pursuant to the Offers." Any interest awarded to the Resident Holder by the court will be included in the Resident Holder's income for the purposes of the Tax Act.

        Subsequent Acquisition Transactions.    As described under Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Subsequent Acquisition Transactions," if the Offeror does not acquire all of the Shares pursuant to the Offers or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining outstanding Common Shares. As described under Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Subsequent Acquisition Transactions," it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offers. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of the Company with the Offeror and/or one or more of its affiliates pursuant to which holders who have not deposited their Shares under the Offers would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. Such a holder would not realize a capital gain or capital loss as a result of the exchange of Shares, and the holder's cost of the Redeemable Shares received would be the aggregate of the adjusted cost base of the Shares to the holder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the holder thereof would generally be deemed to have received a dividend equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act (subject to the potential application of subsection 55(2) of the Tax Act to the holders of such shares that are corporations discussed below).

        The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Shares for purposes of computing any capital gain or capital loss arising on the redemption of such Shares. A capital loss arising upon the redemption of a Redeemable Share owned by a Resident Holder that is a corporation may be reduced by the amount of dividends previously received or deemed to have been received thereon or on Shares for which they were exchanged to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Redeemable Share is owned by a partnership or a trust of which a corporation, trust or partnership is a member or beneficiary.

        Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances, the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the Resident Holder's capital gain. Resident Holders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them.

        Subject to the potential application of subsection 55(2) of the Tax Act, dividends deemed to be received by a Resident Holder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing the corporation's income, but normally will also be deductible in computing its taxable income unless the corporation is a "specified financial institution" (as defined in the Tax Act). Dividends deemed to be received on the Redeemable Shares by a specified financial institution may not be deductible in computing its taxable income if the term preferred share rules in the Tax Act are applicable. Corporations which may be affected by such rules should consult their own tax advisors.

        A Resident Holder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing such corporation's taxable income.

        Dividends deemed to be received by a Resident Holder who is an individual (including a trust) as a result of the redemption of the Redeemable Shares will be included in computing the Resident Holder's income, and will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends paid by taxable Canadian corporations.

        Under the current administrative practice of the CCRA, Resident Holders who exercise their right of dissent in respect of an amalgamation will be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder therefor, less any interest awarded by the court.

        As an alternative to the amalgamation discussed herein, the Offeror may propose an arrangement, consolidation, capital reorganization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Shares under the Offers or an amalgamation involving the Company and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such transaction to a Resident Holder.

Holders Not Resident in Canada

        The following summary is generally applicable to a holder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is not resident, nor deemed to be resident, in Canada, deals at arm's length with the Company and the Offeror, is not affiliated with the Company or the Offeror, holds Shares as capital property, and does not use or hold, and is not deemed to use or hold, Shares in connection with carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

        Sale Pursuant to the Offers.    A Non-Resident Holder of Shares that do not constitute "taxable Canadian property" will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Shares to the Offeror under the Offers. Generally, Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time, provided that, such Shares are listed on a prescribed stock exchange (which currently includes the Nasdaq) at that time, and provided that the Non-Resident Holder, Persons with whom the Non-Resident Holder does not deal at arm's length, or the Non-Resident Holder together with such Persons, have not owned 25% or more of the shares of any class or series of the Company at any time during the sixty-month period that ends at that time. Shares may also be deemed to constitute taxable Canadian property in certain circumstances under the Tax Act.

        A Non-Resident Holder's capital gain (or capital loss) in respect of Shares that constitute or are deemed to constitute taxable Canadian property (and are not "treaty-protected property") will generally be computed in the manner described above under "Holders Resident in Canada—Sale Pursuant to the Offers."

        Even if the Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Shares will not be included in computing the Non-Resident Holder's income for the purposes of the Tax Act if the Shares constitute "treaty-protected property." Shares owned by a Non-Resident Holder will generally be treaty-protected property if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from Canadian tax under the Tax Act.

        Compulsory Acquisition.    Subject to the discussion below under "Delisting of Common Shares," a Non-Resident Holder whose Shares do not constitute "taxable Canadian property" will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares either pursuant to the Offeror's statutory rights of purchase described under Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Compulsory Acquisition" or on an exercise of dissent rights in respect thereof. Where a Non-Resident Holder receives interest in connection with the exercise of dissent rights under a Compulsory Acquisition, such amount will be subject to Canadian withholding tax under the Tax Act at the rate of 25%. Such rate of withholding may be reduced under the provisions of an applicable income tax treaty.

        Subsequent Acquisition Transactions.    As described under Section 14 of the Circular entitled "Acquisition of Shares Not Deposited—Subsequent Acquisition Transactions," if the Offeror does not acquire all of the Shares pursuant to the Offers or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining outstanding Shares. As described under "Acquisition of Shares Not Deposited—Subsequent Acquisition Transactions," it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offers.

        The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Holder may realize a capital gain or a capital loss and/or be deemed to receive a dividend, as discussed above under the heading "Holders Resident in Canada—Subsequent Acquisition Transactions." Whether or not a Non-Resident Holder would be subject to tax under the Tax Act on any such capital gain would depend on the circumstances at that time (see in particular the discussion below under "Delisting of Common Shares"). Dividends paid or deemed to be paid to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%. Such rate of withholding may be reduced under the provisions of an applicable income tax treaty.

        Delisting of Common Shares.    As noted above under Section 10 of the Circular entitled "Effect of the Offers on the Market for Common Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations and Public Disclosure by the Company," Common Shares may cease to be listed on the Nasdaq SmallCap Market following the completion of the Offers. Non-Resident Holders are cautioned that if the Common Shares are not listed on a prescribed stock exchange at the time of disposition, (1) the Non-Resident Holder's Common Shares will be taxable Canadian property, (2) the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain on such disposition (depending on whether or not such capital gain is exempt from Canadian tax under any applicable income tax treaty), and (3) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction.

16.   Material United States Federal Income Tax Considerations

        The following is a summary of the material United States federal income tax consequences to United States Holders (as defined below) of the disposition of Shares pursuant to the Offers (or a Compulsory Acquisition). This summary is based upon the Code, Treasury Regulations, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all subject to change, possibly with retroactive effect. No ruling from the IRS has been requested with respect to the tax consequences of the Offers (or a Compulsory Acquisition) and there can be no assurance that the IRS will agree with the discussion set forth below. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to United States Holders. Nor does it address all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt entities, foreign persons, holders whose functional currency is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding notes as part of a hedge, straddle or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, this discussion does not address the United States federal income tax consequences to holders that are partnerships or entities treated as partnerships for United States federal income tax purposes or to any persons who hold Shares through entities treated as partnerships for United States federal income tax purposes. This discussion is limited to holders of Shares who hold their Shares as a "capital asset" within the meaning of Section 1221 of the Code and it does not apply to holders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. United States Holders of Shares are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offers (or a Compulsory Acquisition).

        As used herein, the term "United States Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a United States court is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

        Sale of Shares Pursuant to Offers.    In general, a United States Holder who sells Shares in the Offers or a Compulsory Acquisition will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the United States Holder's adjusted tax basis in the Shares sold in the Offers or Compulsory Acquisition. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, the Shares were held for more than one year.

        Subsequent Acquisition Transaction.    If the Offeror is unable to effect a Compulsory Acquisition or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror may propose a Subsequent Acquisition Transaction as described in Section 14 of the Circular entitled "Acquisition of Shares Not Deposited." The United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out. Generally, if a United States Holder receives cash in exchange for Shares, it is expected that the United States federal income tax consequences to the United States Holder will be substantially similar to the consequences described above. However, there can be no assurance that the United States federal income tax consequences of a Subsequent Acquisition Transaction will not be materially different from the consequences described above. United States Holders should consult their own income tax advisors with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

        Information Reporting and Backup Withholding.    Payments in respect of Shares may be subject to information reporting to the IRS. In addition, a United States Holder (other than certain exempt holders including, among others, corporations) may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offers (or the Compulsory Acquisition). Backup withholding generally applies if the holder: (i) fails to furnish his or her TIN; (ii) furnishes an incorrect TIN; (iii) fails properly to report interest or dividends; or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. United States Holders should complete and sign the Substitute Form W-9 included in the Letter of Acceptance and Transmittal to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary or the Canadian Forwarding Agent. All non-United States Holders should obtain a copy of Internal Revenue Service Form W-8, Certificate of Foreign Status, from the Depositary or the Canadian Forwarding Agent, by visiting www.irs.gov or by calling the Internal Revenue Service at 1-800-TAX-FORM, and complete and sign such form, and deliver such form to the Canadian Forwarding Agent or the Depositary in order to avoid backup withholding. See Instruction 8 of the Letter of Acceptance and Transmittal.

17.   Material Changes and Other Information

        The Offeror has no information which indicates any material change in the affairs of the Company since the date of the last published interim financial statements of the Company. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the holders to accept or reject either of the Offers.

18.   Financial Advisor, Dealer Manager, Information Agent, Depositary and Canadian Forwarding Agent

        The Offeror has retained UBS Investment Bank as its financial adviser with respect to the Offers and has agreed to pay UBS Investment Bank a customary fee for such services. In addition, the Offeror has retained UBS Securities LLC as dealer manager in connection with the Offers. Parent and the Offeror will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offers, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States.

        In the ordinary course of business, UBS Investment Bank engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company and Parent.

        The Offeror has also engaged Computershare Trust Company of New York and Computershare Trust Company of Canada to act as Depositary and Canadian Forwarding Agent, respectively, for the receipt of certificates in respect of Shares and related Letters of Acceptance and Transmittal deposited under the Offers. The Depositary will also receive Notices of Guaranteed Delivery. The Depositary and the Canadian Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services relating to the Offers and will be reimbursed for certain out-of-pocket expenses. The Offeror and Parent have also agreed to indemnify the Depositary and the Canadian Forwarding Agent against certain liabilities and expenses in connection with the Offers, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States.

        In addition, the Offeror has engaged Georgeson Shareholder Communications Inc. to act as information agent in connection with the Offers. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward material relating to the Offers to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation from the Offeror for its services relating to the Offers and will be reimbursed for certain out-of-pocket expenses.

        No fee or commission is payable by any holder who transmits its Shares directly to the Depositary. Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or any other Person for soliciting deposits of Shares pursuant to the Offers.

        Questions and requests for assistance concerning the Offers should be made directly to the Dealer Manager or the Information Agent.

        The Offeror estimates that expenses in the aggregate amount of approximately $2.2 million will be incurred by the Offeror in connection with the Offers.

19.   Legal Matters

        Certain legal matters on behalf of the Offeror will be passed upon by, and the opinion contained in Section 15 of the Circular entitled "Material Canadian Federal Income Tax Considerations" has been provided by, Osler, Hoskin & Harcourt LLP, Canadian counsel to the Offeror.

20.   Offerees' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

21.   Directors' Approval

        The contents of the Offers To Purchase and this Circular have been approved and the sending thereof to the holders of Shares has been authorized by the Board of Directors of each of the Offeror and Parent.

22.   Miscellaneous

        The Offeror and Parent have filed with the Commission a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offers, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9, which includes the Company's Directors' Circular as required by applicable Canadian law, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company's Board of Directors with respect to the Offers and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the principal office of the Commission in Washington, D.C., in the manner set forth in Sections 1 and 2 of the Circular entitled "The Offeror and Parent" and "The Company," respectively.

CONSENT

TO:    The Directors of 6181708 Canada Inc. and of Parent:

        We hereby consent to the reference to our opinion contained under "Material Canadian Federal Income Tax Considerations" in the Circular accompanying the Offers To Purchase dated January 30, 2004 made by 6181708 Canada Inc. to the holders of Common Shares and the Class A Shares of Frisco Bay Industries Ltd.

(Signed) Osler, Hoskin & Harcourt LLP
Toronto, Ontario January 30, 2004

APPROVAL AND CERTIFICATE

DATED: January 30, 2004

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The present circular does not contain any misrepresentation likely to affect the value or market price of the securities subject to the Offers within the meaning of the Securities Act (Quebec).

6181708 Canada Inc.
(Signed) James M. Loree President and Chief Financial Officer	(Signed) Craig A. Douglas Vice President and Treasurer
As Directors of 6181708 Canada Inc.
(Signed) Michael Bartone Director	(Signed) Suzanne K. Bader Director
The Stanley Works
(Signed) James M. Loree Executive Vice President and Chief Financial Officer	(Signed) Joseph J. DeAngelo Executive Vice President, Tool Group
As Directors of The Stanley Works
(Signed) John G. Breen Director	(Signed) Stillman B. Brown Director

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
THE OFFEROR, PARENT AND STANLEY CANADA

A.    Directors and Executive Officers of Parent

        The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror. Unless otherwise indicated below:

  •
  Each individual has held his or her positions for more than the past five years,

  •
  The business address of each person is 1000 Stanley Drive, New Britain, Connecticut 06053, and

  •
  All directors and officers listed below are citizens of the United States, except for Mr. Kampouris who is a citizen of Greece. Directors are identified with a single asterisk.

Name	Present Principal Occupation or Employment and Five-Year Employment History
John G. Breen*
Retired. Mr. Breen served as Chairman of The Sherwin-Williams Company from April 1980 to April 2000 and Chief Executive Officer from January 1979 to October 1999. He has been a director of The Sherwin-Williams Company since 1979, Goodyear Tire & Rubber Company since January 1992, MeadWestvaco Corporation since 1986, and Parker-Hannifin Corporation since 1980. He has also been a Trustee of John Carroll University since 1979.
Robert G. Britz*
Mr. Britz has been President and Co-Chief Operating Officer of the New York Stock Exchange since January 2002. Mr. Britz also served as group executive vice president and a member of the Office of the Chairman from June 1995 to December 2001. Mr. Britz served as Executive Vice Chairman and director of the New York Stock Exchange from January 2002 to December 2003. Mr. Britz has served as Chairman of Securities Industry Automation Corp. since 2002 and served as Chief Executive Officer from 2002 to 2003. He has served as Chairman of Sector, Inc. since February 2003.
Stillman B. Brown*	Mr. Brown has served as Managing General Partner of Harcott Associates, since 1987. He is a life member of the Board of Regents of the University of Hartford.
Virgis W. Colbert*
Mr. Colbert has served as Executive Vice President of Miller Brewing Company since July 1997. Mr. Colbert has been a director of Delphi Corporation since 1998, The Manitowoc Company, Inc. since 2001, HRC Manor Care, Inc. since September 2002 and Weyco Group, Inc. since 2000.
Emmanuel A. Kampouris*
Retired. Mr. Kampouris served as Chairman, President and Chief Executive Officer of American Standard Companies, Inc. from 1989 through 1999. He has been a director of Horizon Blue Cross and Blue Shield since 1999, Smartdisk Corporation since April 2001, Click Commerce, Inc. since February 2000, Alticor Inc. since 2001 and the National Endowment for Democracy since 1997.

Eileen S. Kraus*
Retired. Ms. Kraus served as Chairman, Fleet Bank, Connecticut, a subsidiary of Fleet Boston Financial, from 1995 to 2000. She has been Chairman of ConnectiCare Holding Company, Inc. and ConnectiCare, Inc. since 1999, a director of Kaman Corporation and Rogers Corporation since 1994 and 2001, respectively, and Chairman of the advisory board of IronBridge Mezzanine Fund since 2002.
John D. Opie*
Retired. Mr. Opie has served as Interim Chairman of Stanley since January 2004. He served as Vice Chairman of the Board and Executive Officer of General Electric Company from September 1991 to March 2000 and as a director from 1995 to 2000. He has been the lead director of Delphi Corporation since 1999 and a director of Wal-Mart Stores, Inc. since 2003.
Derek V. Smith*
Mr. Smith has served as Chairman of ChoicePoint Inc. since May 1999 and as Chief Executive Officer since May 1997. He also served as President of ChoicePoint Inc. from May 1997 until April 2002. Mr. Smith has been a director of ChoicePoint Inc. since 1997.
Kathryn D. Wriston*
Ms. Wriston has served as Trustee of the John A. Hartford Foundation since 1991, the Practicing Law Institute since 1975, and The Northwestern Mutual Life Insurance Company since 1986. Ms. Wriston served as a director of Goodyear Tire & Rubber Company from 2002 to 2003. She also served as a director for Santa Fe Snyder Corp. from 1999 to 2000, Home Place of America from 1995 to 2000 and American Arbitration Association from 1982 to 2000.
Bruce H. Beatt
Mr. Beatt has served as Vice President, General Counsel and Secretary since October 2000. Mr. Beatt served as Vice President, General Counsel and Secretary of Dexter Corporation from March 1991 to October 2000.
Joseph J. DeAngelo
Mr. DeAngelo has served as Executive Vice President, Tool Group since April 2003. He served as President and Chief Executive Officer of GE Capital TIP/Mod Space from January 2002 to March 2003 and Chief Operating Officer of GE Appliances from March 1999 to January 2002.
John H. Garlock Jr.
Mr. Garlock has served as a Vice President of Parent and President of Stanley Fastening Systems since October 2002. Mr. Garlock served as President of Stanley Doors from September 2000 to October 2002. Mr. Garlock also served as President of Porter Cable Corporation from January 1997 to September 2000.
William D. Hill	Mr. Hill has served as Vice President, Engineering and Technology since July 2003 and served as Vice President Engineering from August 1997 to July 2003.
Paul M. Isabella
Mr. Isabella has served as Vice President — Operations since May 1999 and as Vice President, Global Operations since October 2001. Mr. Isabella served as Vice President, Hand Tool Hardware Operations from 1999 to 2001. From January 1998 to May 1999, he served as Vice President Operations for GE Industrial Systems.
James M. Loree
Mr. Loree has served as Executive Vice President and Chief Financial Officer since September 2002 and served as Vice President, Finance, and Chief Financial Officer from July 1999 to September 2002. Mr. Loree served as Vice President, Finance and Strategic Planning for GE Capital Auto Financial Services from November 1997 to July 1999.

Mark J. Mathieu	Mr. Matheiu has served as Vice President, Human Resources of Parent, since September 1997.
Donald R. McIlnay
Mr. McIlnay has served as President, Stanley Door Systems since July 2003 and served as resident, Consumer Sales Americas from October 1999 to July 2003. He served as President and Chief Executive Officer for The Gibson-Homans Company from July 1997 to October 1999.

        The principal address of Sherwin-Williams Company is 101 Prospect Heights Avenue N.W., Cleveland, Ohio 44115. The principal address of Goodyear Tire & Rubber Company is 1144 East Market Street, Akron, Ohio 44316. The principal address of MeadWestvaco Corporation is 1 High Ridge Park, Stamford, Connecticut 06095. The principal address of Parker-Hannifin Corporation is 6035 Parkland Boulevard, Cleveland, Ohio 44124. The principal address of John Carroll University is 20700 North Park Boulevard, University Heights, Ohio 44118.

        The principal address of the New York Stock Exchange is 11 Wall Street, New York, New York 10005. The principal address of Securities Industry Automation Corp. is 2 Metrotech Center, Brooklyn, New York 11201. The principal address of Sector, Inc. is 90 Broad Street, Third Floor, New York, New York 10004.

        The principal address of Harcott Associates is Northwest Street #2, Stonington, Connecticut 06378. The principal address of The Board of Regents for the University of Hartford is 200 Bloomfield Avenue, West Hartford, Connecticut 06117.

        The principal address of Miller Brewing Company is 3939 W. Highland Boulevard, Milwaukee, Wisconsin 53208. The principal address of Delphi Corporation is 5725 Delphi Drive, Troy, Michigan 48098. The principal address of Manitowoc Company, Inc. is 500 South 16th Street, Manitowoc, Wisconsin 54220. The principal address of HRC Manor Care, Inc. is 333 North Summit Street, Toledo, Ohio 43604. The principal address of Weyco Group, Inc. is 333 West Estabrook Boulevard, Milwaukee, Wisconsin 53201.

        The principal address of American Standard Companies, Inc. is One Centennial Avenue, P.O. Box 6820, Piscataway, New Jersey 08855. The principal address of Horizon Blue Cross and Blue Shield is 3 Penn Plaza East, Newark, New Jersey 07105. The principal address of Smartdisk Corporation is 12780 Westlinks Drive, Fort Meyers, Florida 33913. The principal address of Click Commerce, Inc. is 200 East Randolph Drive, 52nd Floor, Chicago, Illinois 60601. The principal address of Alticor Inc. is 7575 Fulton Street East, Ada, Michigan 49355. The principal address of the National Endowment for Democracy is 1101 Fifteenth Street NW, Washington, DC 20005.

        The principal address of Fleet Bank, Connecticut is 777 Main Street, Hartford Connecticut 06115. The principal address of ConnectiCare Holding Company, Inc. and Connecticare, Inc. is 33 Batterson Park Road, Farmington, Connecticut 06032. The principal address of Kaman Corporation is 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002. The principal address of Rogers Corporation is One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263. The principal address of IronBridge Mezzanine Fund is 200 Fisher Drive, Avon, Connecticut 06001.

        The principal address of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06828. The principal address of Wal-Mart Stores, Inc. is 702 S.W. Eighth Street Bentonville, Arkansas 72716.

        The principal address of ChoicePoint, Inc. is 1000 Alderman Drive, Alpharetta, Georgia 30005.

        The principal address of John A. Hartford Foundation is 55 East 59th Street, 16th Floor, New York, New York 10022. The principal address of the Practicing Law Institute is 810 Seventh Avenue, New York, New York 10019. The principal address of The Northwestern Mutual Life Insurance Company is

720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. The principal address of Santa Fe Snyder Corp is 20 North Broadway, Oklahoma City, Oklahoma 73102 (Santa Fe Snyder Corp. was acquired by Devon Energy Corporation in August 2000). Home Place of America is no longer an operating business and has no principal place of business. The principal place of business of the American Arbitration Association is 335 Madison Avenue, Floor 10, New York, New York 10017.

        The principal address of Dexter Corporation is One Elm Street, Windsor Locks, Connecticut 06096.

        The principal address of GE Capital TIP/Mod Space is 426 W. Lancaster Avenue, Devon, Pennsylvania 19333. The principal address of GE Appliances is Appliance Park, Louisville, Kentucky 40255.

        The principal address of Stanley Fastening Systems is 1 Briggs Drive, East Greenwich, Rhode Island 02818. The principal address of Porter Cable Corporation is 4825 Highway 45 North, P.O. Box 2468, Jackson, Tennessee 38302.

        The principal address of GE Industrial Systems is 41 Woodford Avenue, Plainville, Connecticut 06062.

        The principal address of GE Capital Auto Financial Services is 260 Long Ridge Road, Stamford, Connecticut 06927.

        The principal address of Stanley Door Systems is 7300 Reames Road, Charlotte, North Carolina 28216. The principal address of Gibson-Homans Company is 1755 Enterprise Parkway, Twinsburg, Ohio 44087.

B.    Directors and Executive Officers of the Offeror

        The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror. Unless otherwise indicated below:

  •
  Each individual has held his or her positions for more than the past five years,

  •
  The business address of each person is 1000 Stanley Drive, New Britain, Connecticut 06053, and the principal business address of the Offeror is 1170 Invicta Drive, Oakville, Ontario Canada L6H 6G1, and

  •
  All directors and officers listed below are citizens of the United States, except for Ms. Bader who is a citizen of Canada. Directors are identified with a single asterisk.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Michael A. Bartone*	Mr. Bartone has served as Vice President, Corporate Tax of Parent since April 2003. Mr. Bartone served as Director, Corporate Tax of Parent from 1999 to April 2003.
Bruce M. Beatt*	Biographical information for Mr. Beatt appears above under the caption entitled "Directors and Executive Officers of Parent."
Craig A. Douglas*	Mr. Douglas has served as Vice President and Treasurer of Parent since April 2002 and Treasurer of Parent since January 1998.

Suzanne K. Bader*
Ms. Bader has served as Assistant Treasurer/Finance Manager of Stanley Canada since 2003. She also served as Finance Manager and Assistant Treasurer of Stanley Canada, Inc. from 2002 to 2003, Accounting Manager and Assistant Treasurer of Stanley Canada, Inc. from 2001 to 2002 and General Accountant of Stanley Canada, Inc. from 1999 to 2001. She served as Senior Financial Analyst of Siemens Westinghouse Canada Inc. from January 1998 to November 1999.
Frank M. Harvey	Mr. Harvey has served as Director, Real Estate of Parent since July 1993.
James M. Loree	Biographical information for Mr. Loree appears above under the caption entitled "Directors and Executive Officers of Parent."
Mark J. Matheiu	Biographical information for Mr. Mathieu appears above under the caption entitled "Directors and Executive Officers of Parent."

        The principal address of Siemens Westinghouse Canada Inc. (now Siemens Canada Limited) is 2185 Derry Road West, Mississauga, Ontario L5N 7A6. The registered address of Stanley Canada is Suite 900, Purdy's Wharf Tower One, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2.

C.    Directors and Executive Officers of Stanley Canada

        The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Stanley Canada. Unless otherwise indicated below:

  •
  Each individual has held his or her positions for more than the past five years,

  •
  The business address of each person is 1000 Stanley Drive, New Britain, Connecticut 06053, and the registered address for Stanley Canada is Suite 900, Purdy's Wharf Tower One, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 3N2, and

  •
  All directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

Name	Present Principal Occupation or Employment and Five-Year Employment History
Michael A. Bartone*	Biographical information for Mr. Bartone appears above under the caption entitled "Directors and Executive Officers of the Offeror."
Bruce H. Beatt*	Biographical information for Mr. Beatt appears above under the caption entitled "Directors and Executive Officers of Parent."
Craig A. Douglas*	Biographical information for Mr. Douglas appears above under the caption entitled "Directors and Executive Officers of the Offeror."
Frank M. Harvey	Biographical information for Mr. Harvey appears above under the caption entitled "Directors and Executive Officers of the Offeror."
James M. Loree	Biographical information for Mr. Loree appears above under the caption entitled "Directors and Executive Officers of Parent."
Mark J. Mathieu	Biographical information for Mr. Mathieu appears above under the caption entitled "Directors and Executive Officers of Parent."

        The Letter of Acceptance and Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder of Shares or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary or the Canadian Forwarding Agent, at one of the addresses set forth below:

The Depositary for the Offers is:
COMPUTERSHARE TRUST COMPANY OF NEW YORK

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, New York 10268-1010	For Eligible Institutions Only: (212) 701-7636 For Confirmation Only Telephone: (212) 701-7635	Computershare Trust Company of New York Wall Street Plaza Floor 88 Pine Street, 19th New York, New York 10005

The Canadian Forwarding Agent for the Offers is:

COMPUTERSHARE TRUST COMPANY OF CANADA

By Mail:	By Hand or Courier:
1500 University Street, Suite 700 Montreal, Quebec H3A 3S8 Canada	650 de Maisonneuve Street West, 7th Floor Montreal, Quebec

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offers To Purchase, the Letter of Acceptance and Transmittal and other offering materials may be obtained from the Information Agent and Dealer Manager as set forth below and will be furnished promptly at the Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The Information Agent for the Offers is:

17 State Street—10th Floor
New York, New York 10004
Banks and Brokers call (212) 440-9800
All others call Toll-Free (800) 849-5069

The Dealer Manager for the Offers is:

UBS SECURITIES LLC
677 Washington Boulevard
Stamford, Connecticut 06901
Call Toll Free: (877) 312-4257

QuickLinks

OFFERS TO PURCHASE
EXCHANGE RATE INFORMATION
FORWARD-LOOKING STATEMENTS
TABLE OF CONTENTS
SUMMARY TERM SHEET
DEFINITIONS
INTRODUCTION
OFFERS TO PURCHASE
CIRCULAR
CONSENT
APPROVAL AND CERTIFICATE
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR, PARENT AND STANLEY CANADA